Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

between

UNION BANKSHARES CORPORATION

and

ACCESS NATIONAL CORPORATION

October 4, 2018

Section 8.7	Specific Performance	63

Section 8.8	Waiver of Jury Trial	64

Section 8.9	Severability	64

Section 8.10	Captions; Articles and Sections	64

Section 8.11	Interpretations	64

Exhibit A - Form of UBSH Affiliate Agreement

Exhibit B - Form of ANCX Affiliate Agreement

Exhibit C - Form of Plan of Merger

Exhibit D - Form of Bank Merger Agreement

UBSH’s Disclosure Letter

ANCX’s Disclosure Letter

INDEX OF DEFINED TERMS

Section

280G Analysis	Section 3.2(p)(ix)
401(k) Plan	Section 5.8(e)
ACA	Section 3.2(p)(ii)
Access National Bank	Section 1.5(a)
Acquisition Agreement	Section 5.5(a)
Acquisition Proposal	Section 5.5(c)
Affiliate	Section 3.2(f)(vi)
Affiliate Agreements	Recitals
Agreement	Preamble
ANCX	Preamble
ANCX 401(k) Plan	Section 5.8(e)
ANCX Board Recommendation	Section 5.4(b)
ANCX Cancelled Shares	Section 2.1(b)
ANCX Common Stock	Section 2.1(b)
ANCX Continuing Employees	Section 5.8(a)
ANCX Director	Section 1.4
ANCX Insiders	Section 5.18
ANCX Material Contract	Section 3.2(j)
ANCX Shareholder Approval	Section 3.2(c)(i)
ANCX Shareholders Meeting	Section 5.4(b)
ANCX Stock Option	Section 2.5(a)
ANCX Stock Plan	Section 2.5(a)
Articles of Merger	Section 1.3
Bank Merger	Section 1.5(a)
Bank Merger Agreement	Section 1.5(a)
Bank Reports	Section 3.2(g)
Benefit Plan	Section 3.2(p)(i)
Book-Entry Shares	Section 2.2(c)
Burdensome Condition	Section 5.6(a)
Call Reports	Section 3.2(f)(viii)
Certificates	Section 2.2(c)
Change in ANCX Recommendation	Section 5.5(e)
Change in UBSH Recommendation	Section 5.5(e)
Claim	Section 5.10(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Computer Systems	Section 3.2(dd)(i)
Confidentiality Agreements	Section 5.2(c)
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(c)
Continuing Corporation Plans	Section 5.8(a)
Converted Stock Option	Section 2.5(a)

Default	Section 3.2(k)
Derivative Contract	Section 3.2(w)
Disclosure Letter	Section 3.1(a)
EDGAR	Section 3.2(f)(i)
Effective Time	Section 1.3
Environmental Claim	Section 3.2(t)(iv)(A)
Environmental Laws	Section 3.2(t)(iv)(B)
ERISA	Section 3.2(p)(i)
ERISA Affiliate	Section 3.2(p)(i)
Exchange Act	Section 3.2(c)(iv)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(c)
FDIA	Section 3.2(n)(i)
FDIC	Section 3.2(b)
Federal Reserve Board	Section 3.2(c)(iv)
Financial Statements	Section 3.2(f)(ii)
FRB-Richmond	Section 3.2(c)(iv)
GAAP	Section 3.2(f)(ii)
Governmental Authority	Section 3.2(k)
Indemnified Party	Section 5.10(a)
Intellectual Property	Section 3.2(v)
Joint Proxy Statement	Section 3.2(c)(iv)
Knowledge	Section 3.1(d)
Laws	Section 3.1(c)
Letter of Transmittal	Section 2.2(c)
Loan	Section 3.2(s)(xiii)
Loan Loss Allowance	Section 3.2(s)(iii)
Material Adverse Effect	Section 3.1(c)
Materials of Environmental Concern	Section 3.2(t)(iv)(C)
Maximum Amount	Section 5.10(c)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Nasdaq	Section 2.6
Notice of Change	Section 5.5(f)(D)
OCC	Section 3.2(c)(iv)
OREO	Section 3.2(s)(iv)
Organizational Documents	Section 3.2(a)
Person	Section 3.2(f)(vi)
Plan of Merger	Section 1.1
Registration Statement	Section 3.2(c)(iv)
Regulatory Agencies	Section 3.2(g)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.2(d)(iv)
SCC	Section 1.3
SEC	Section 3.2(c)(iv)

SEC Reports	Section 3.2(f)(i)
Securities Act	Section 3.2(c)(iv)
Subsidiary	Section 3.2(b)
Superior Proposal	Section 5.5(d)
Takeover Laws	Section 3.2(z)
Tax	Section 3.2(l)(i)
Tax Return	Section 3.2(l)(i)
Taxes	Section 3.2(l)(i)
Technology Systems	Section 3.2(v)
Termination Fee	Section 7.4(a)
Treasury Regulations	Recitals
UBSH	Preamble
UBSH 401(k) Plan	Section 5.8(e)
UBSH Articles	Section 1.6
UBSH Benefit Plans	Section 3.2(q)(i)
UBSH Board Recommendation	Section 5.4(a)
UBSH Common Stock	Section 2.1(a)
UBSH Share Issuance	Section 3.2(c)(i)
UBSH Shareholder Approval	Section 3.2(c)(i)
UBSH Shareholders Meeting	Section 5.4(a)
UBSH Stock Plan	Section 3.2(d)(iii)
Union Bank	Section 1.5(a)
Union PTO Policy	Section 5.8(b)
VBFI	Section 3.2(c)(iv)
VSCA	Section 1.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of October 4, 2018, between UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), and ACCESS NATIONAL CORPORATION, a Virginia corporation (“ANCX”).

WHEREAS, the Boards of Directors of UBSH and ANCX have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which ANCX will merge with and into UBSH (the “Merger”); and

WHEREAS, the Boards of Directors of UBSH and ANCX have each determined that the Merger is consistent with and will further their respective business strategies and goals; and

WHEREAS, as an inducement for each party to enter into this Agreement, certain shareholders of each of UBSH and ANCX have simultaneously herewith entered into affiliate agreements in the form of Exhibit A and Exhibit B, respectively, in connection with the Merger (collectively, the “Affiliate Agreements”); and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated under the Code (and any future amendments to such regulations and any corresponding provisions of succeeding regulations) (the “Treasury Regulations”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state Law) for federal and applicable state income tax purposes.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
THE MERGER AND RELATED MATTERS

Section 1.1           The Merger.

Subject to the terms and conditions of this Agreement and in accordance with the Virginia Stock Corporation Act (the “VSCA”), at the Effective Time (as defined in Section 1.3), ANCX will be merged with and into UBSH pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit C and made a part hereof (the “Plan of Merger”). The separate corporate existence of ANCX thereupon shall cease, and UBSH will be the surviving corporation in the Merger (UBSH is referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Time or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the VSCA.

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Section 1.2           Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of Covington & Burling LLP, 850 10th St NW, Washington, DC 20001 on the date that the Effective Time occurs, which date shall be no later than three (3) business days following the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 6 (other than those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless accelerated or extended as both parties may agree (the “Closing Date”). All documents required by this Agreement to be delivered at or prior to the Closing Date will be exchanged by the parties at or by the Closing.

Section 1.3           Effective Time.

On the Closing Date, UBSH and ANCX will execute and file articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger (the “Articles of Merger”), with the Virginia State Corporation Commission (the “SCC”). The Merger shall become effective at the time the Certificate of Merger is issued by the SCC (or at such later time as may be specified by mutual agreement of the parties in the Articles of Merger), as provided in Sections 13.1-720 and 13.1-606 of the VSCA (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4           Corporate Governance and Related Matters.

On or prior to the Effective Time, subject to compliance by the Board of Directors of the Continuing Corporation with its fiduciary duties (including compliance with the Continuing Corporation’s Organizational Documents and Corporate Governance Guidelines), the Board of Directors of UBSH shall cause Michael W. Clarke, or, if Mr. Clarke is unable or unwilling to serve as a director of the Continuing Corporation, a director of ANCX that is mutually agreeable to ANCX and UBSH, (the “ANCX Director”) to be appointed as a director of the Continuing Corporation as of the Effective Time to serve until the next annual meeting of the shareholders of the Continuing Corporation following the Effective Time. Subject to compliance by the Board of Directors of the Continuing Corporation with its fiduciary duties (including compliance with the Continuing Corporation’s Organizational Documents and Corporate Governance Guidelines), the Continuing Corporation shall nominate the ANCX Director for reelection to the Board of Directors of the Continuing Corporation at the first annual meeting of the shareholders of the Continuing Corporation following the Effective Time, and the Continuing Corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of the Continuing Corporation that its shareholders vote to reelect the ANCX Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of the Continuing Corporation.

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Section 1.5           Banking Operations.

(a)           After the Effective Time, Access National Bank, a national banking association and wholly owned subsidiary of ANCX (“Access National Bank”), shall merge with and into Union Bank & Trust, a Virginia chartered bank and wholly owned subsidiary of UBSH (“Union Bank”) (the “Bank Merger”), pursuant to the terms and conditions of an Agreement and Plan of Merger substantially in the form attached as Exhibit D (the “Bank Merger Agreement”) and the separate existence of Access National Bank shall cease and Union Bank shall survive and continue to exist as a bank incorporated and chartered under the Laws of the Commonwealth of Virginia. UBSH may at any time change the method or timing of effecting the combination of Access National Bank and Union Bank if and to the extent UBSH deems such changes necessary, appropriate or desirable for any reason in its discretion (including to ensure that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code); provided, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as defined herein), (ii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) result in the Bank Merger occurring prior to the Merger of ANCX and UBSH; and provided, further, that (x) UBSH shall provide ANCX with five days’ prior written notice of such change and the reasons therefor, and (y) UBSH shall not make any change that would materially affect the Tax consequences to ANCX or its shareholders without the prior written consent of ANCX (such consent not to be unreasonably withheld, conditioned or delayed).

(b)          On or prior to the effective time of the Bank Merger, UBSH as the sole shareholder of Union Bank shall cause the ANCX Director to be appointed as a director of Union Bank as of the effective time of the Bank Merger to serve until the next annual meeting of the shareholder of Union Bank following the Effective Time. Provided that the ANCX Director continues to be eligible to serve as a director of the Continuing Corporation, and subject to compliance by the Board of Directors of Union Bank with its fiduciary duties (including compliance with Union Bank’s Organizational Documents and Corporate Governance Guidelines) Union Bank shall nominate the ANCX Director for reelection to the Board of Directors of Union Bank at the first annual meeting of the shareholder of Union Bank following the Effective Time.

Section 1.6           Articles of Incorporation and Bylaws of the Continuing Corporation.

As of the Effective Time, the articles of incorporation, as amended, of UBSH (the “UBSH Articles”) and bylaws, as amended, of UBSH, as in effect immediately prior to the Effective Time, will be the articles of incorporation and bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.7           Tax Consequences.

Each of the parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder for federal and applicable state income tax purposes. The parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state Law) for federal and applicable state income tax purposes. ANCX and UBSH shall prepare and file with each of their respective Tax Returns all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law. Each of the parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to its respective counsel, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Joint Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

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Section 1.8           Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of ANCX Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE 2
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.1           Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of UBSH, ANCX or any holder of any of the following securities:

(a)           Each share of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.

(b)           All shares of common stock, par value $0.835 per share, of ANCX (“ANCX Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by UBSH or ANCX (other than shares of ANCX Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “ANCX Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Each share of ANCX Common Stock, except for ANCX Cancelled Shares, issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.75 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (with respect to a given share of ANCX Common Stock, the “Merger Consideration”); it being understood that upon the Effective Time, pursuant to Section 2.1(a), UBSH Common Stock, including the shares issued to former holders of ANCX Common Stock, shall be the Continuing Corporation Common Stock, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal following the initial delivery of the Letter of Transmittal.

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(d)           If, between the date hereof and the Effective Time, the outstanding shares of UBSH Common Stock or ANCX Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and any other amounts payable pursuant to this Agreement.

Section 2.2           Exchange Procedures.

(a)           Appointment of Exchange Agent. Prior to the Effective Time, UBSH shall appoint an exchange and paying agent reasonably acceptable to ANCX (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b)           At or prior to the Effective Time, UBSH shall, for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the cash payable in lieu of fractional shares of Continuing Corporation Common Stock, to the extent determinable, and (ii) evidence of shares in book-entry form, representing the shares of the Continuing Corporation Common Stock to be issued and paid pursuant to this Article 2 (collectively with the cash deposited pursuant to Section 2.2(b)(i), the “Exchange Fund”).

(c)           Letter of Transmittal. UBSH shall prepare appropriate and customary transmittal materials (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) on which UBSH and ANCX shall mutually agree (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of ANCX Common Stock (the “Certificates”), and (ii) uncertificated shares of ANCX Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than ANCX Cancelled Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 2.3(d), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. UBSH shall make available and mail the Letter of Transmittal not more than five (5) business days after the Effective Time to all Persons who were record holders of shares of ANCX Common Stock immediately prior to the Effective Time.

Section 2.3           Exchange of Shares.

(a)           Each holder of an outstanding share of ANCX Common Stock who has properly surrendered their Certificates or Book-Entry Shares to the Exchange Agent (or has complied with Section 2.3(d)), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and UBSH may require, shall be entitled to receive the Merger Consideration with respect to such share of ANCX Common Stock in non-certificated book-entry form and any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.6 in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Article 2, in accordance with Section 2.3(b).

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(b)          Whenever a holder of an outstanding share of ANCX Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 2.3(a), in addition to the rights of such holder set forth in Section 2.4, any such holder shall be entitled to receive:

(i)          evidence of issuance in non-certificated book-entry form the number of whole shares of Continuing Corporation Common Stock into which the aggregate number of shares of ANCX Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement; and

(ii)         a check representing the amount of cash for fractional shares, if any, into which the aggregate number of shares of ANCX Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to Section 2.6 of this Agreement.

For the avoidance of doubt, the Exchange Agent shall not be obligated to deliver the Merger Consideration or any cash in lieu of fractional shares to which any holder of ANCX Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares, or otherwise complies with Section 2.3(d), for exchange as provided in Section 2.3(a). Whenever a holder of an outstanding share of ANCX Common Stock shall become entitled to receive any Merger Consideration and any cash in lieu of fractional shares, the Continuing Corporation shall use its reasonable best efforts to cause the Exchange Agent to deliver such Merger Consideration to such holder within two (2) business days thereafter.

(c)           Abandoned Property. Any other provision of this Agreement notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of ANCX Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

(d)           Lost Certificates. A holder of ANCX Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable Law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s respective standard policies (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

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(e)           Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Continuing Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration, and the Continuing Corporation shall promptly provide additional funds to the Exchange Agent for the benefit of holders of ANCX Common Stock in the amount of any such losses to the extent necessary for payment of the cash portion of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to the Continuing Corporation or as directed by the Continuing Corporation. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of ANCX Common Stock for 12 months after the Effective Time shall, to the extent permitted by Law, be paid to the Continuing Corporation. Any former holder of ANCX Common Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on Continuing Corporation Common Stock deliverable in respect of each former share of ANCX Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(f)           Rounding. All dollar amounts payable to any registered holder of ANCX Common Stock pursuant to this Article 2 shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of ANCX Common Stock registered in such shareholder’s name.

Section 2.4           Rights of Former Holders of ANCX Common Stock.

At the Effective Time, the stock transfer books of ANCX shall be closed as to holders of ANCX Common Stock, and no transfer of ANCX Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3(a), each Book-Entry Share or Certificate shall from and after the Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by Law, former holders of record of ANCX Common Stock shall be entitled to vote after the Effective Time at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of ANCX Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3(a). Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of ANCX Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3(a). However, upon surrender of such Book-Entry Share or Certificate representing ANCX Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

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Section 2.5           ANCX Stock Options and Other Equity-Based Awards.

(a)           Section 2.5(a) of the ANCX’s Disclosure Letter lists all of the equity or equity-based compensation plans maintained by ANCX under which awards are currently outstanding or any awards may be made thereunder (each, an “ANCX Stock Plan”). At the Effective Time, each option to purchase shares of ANCX Common Stock (an “ANCX Stock Option”) granted under an ANCX Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) only with respect to ANCX Stock Options granted on or before the date of this Agreement, fully vest to the extent not previously vested, (ii) cease to represent a right to purchase shares of ANCX Common Stock, and (iii) convert automatically into an option to purchase a number of shares of UBSH Common Stock (each, a “Converted Stock Option”) equal to the product obtained by multiplying (x) the total number of shares of ANCX Common Stock subject to such ANCX Stock Option immediately prior to the Effective Time, by (y) the Exchange Ratio, with any fractional shares rounded down the next lower whole number of shares. Each Converted Stock Option will have an exercise price per share of UBSH Common Stock equal to (A) the per share exercise price for the shares of ANCX Common Stock subject to such ANCX Stock Option, divided by (B) the Exchange Ratio, rounded up to the nearest whole cent. In the case of any ANCX Stock Option that is intended to qualify as an incentive stock option under Section 421 of the Code, the adjustments described above will be made in accordance with Treas. Reg. 1.424-1(a), and for each other ANCX Stock Option in accordance with Treas. Reg. 1.409A-1(b)(5)(v)(D). Except as specifically provided above, following the Effective Time, each Converted Stock Option shall otherwise be subject to the same terms and conditions applicable to the converted ANCX Stock Option under the applicable ANCX Stock Plan and the agreements evidencing the relevant grants thereunder, other than with respect to vesting for ANCX Stock Options granted on or before the date of this Agreement. Any Converted Stock Option that is an ANCX Stock Option granted after the date of this Agreement (except with respect to any ANCX Stock Option granted to a director of ANCX) shall continue to be subject to the vesting terms in effect as of immediately prior to the Effective Time, unless otherwise agreed in writing by UBSH.

(b)           At or prior to the Effective Time, the Board of Directors of ANCX or a committee thereof, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.5, including, but not limited to, delivering written notice (in form reasonably approved by UBSH) to each holder of an ANCX Stock Option of the treatment of such award pursuant to this Section 2.5.

Section 2.6           No Fractional Shares.

Each holder of shares of ANCX Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the product of (i) the average of the closing sale prices of UBSH Common Stock on the Nasdaq Global Select Market (“Nasdaq”) for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and (ii) the Exchange Ratio.

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Section 2.7           Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) Law. The Continuing Corporation will be entitled to deduct and withhold from any amounts payable by it pursuant to Article 2 of this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Exchange Agent or by the Continuing Corporation, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Exchange Agent or the Continuing Corporation, respectively.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1           Disclosures.

(a)           Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.2, or to one or more of its covenants or agreements contained in Article 4 or Article 5, or as required pursuant to Article 6; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b)           Any disclosures made with respect to a subsection of Section 3.2 shall be deemed to qualify (i) any subsections of Section 3.2 specifically referenced or cross-referenced and (ii) other subsections of Section 3.2 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections.

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(c)           The term “Material Adverse Effect,” as used with respect to a party, means any event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute (collectively, “Laws”) of general applicability to banking and bank holding company businesses or the interpretation of such Laws by any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting banking and bank holding company businesses, (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets) conditions generally affecting banking and bank holding company businesses, (D) changes to interest rates, (E) changes in state or federal corporate income Tax rates, (F) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (G) the public disclosure of this Agreement and the transactions contemplated hereby, including its impact on the customers, employees and vendors of such party or other Persons doing business with such party or (H) a decline, in and of itself, in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) though (F); except, with respect to clauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(d)          The term “Knowledge” with respect to UBSH, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.1(d) of UBSH’s Disclosure Letter and, with respect to ANCX, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.1(d) of ANCX’s Disclosure Letter.

Section 3.2           Representations and Warranties.

Subject to and giving effect to Section 3.1 and except as set forth in the relevant Disclosure Letters or in any of such party’s SEC Reports (as defined below) filed on or after January 1, 2016 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the parties represent and warrant to each other as follows:

(a)          Organization, Standing and Power. UBSH and ANCX each represents and warrants to the other that:

It is a Virginia corporation duly organized, validly existing and in good standing under the Laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of any provision of its Organizational Documents or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable. True and complete copies of its articles of incorporation, bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof, have been made available to the other party.

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(b)           Subsidiaries. UBSH and ANCX each represents and warrants to the other that:

Each of its Subsidiaries (i) is duly organized, validly existing and in good standing under applicable Laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any Person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of its Subsidiaries that is a bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to its Knowledge, threatened. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.2(b) of its Disclosure Letter that shows each Subsidiary’s jurisdiction of incorporation, each jurisdiction in which each Subsidiary is qualified and/or licensed to do business, its form of organization, and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary. True and complete copies of the Organizational Documents of each of its Subsidiaries that is a bank, in each case as amended to the date hereof and as in full force and effect as of the date hereof, have been made available to the other party.

The term “Subsidiary” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

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(c)           Authority; No Breach of the Agreement. UBSH and ANCX each represents and warrants to the other that:

(i)          It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the UBSH Shareholder Approval (as defined below) and the ANCX Shareholder Approval (as defined below) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its board of directors) and subject only to the receipt of (A) in the case of ANCX, approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of ANCX Common Stock (the “ANCX Shareholder Approval”) and (B) in the case of UBSH, approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of UBSH Common Stock and the approval of the issuance of Continuing Corporation Common Stock pursuant to this Agreement (the “UBSH Share Issuance”) by a majority of the votes cast by holders of shares of UBSH Common Stock at the UBSH Shareholders Meeting (the “UBSH Shareholder Approval”).

(ii)         This Agreement has been duly executed and delivered by it and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of rights of creditors or by general principles of equity. UBSH represents and warrants that the Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(iii)        Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or Default of any provision of its Organizational Documents or any resolutions of its Board of Directors; (B) constitute or result in the breach of any term, condition or provision of, or constitute a Default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound, except (in the case of clause (B) above) where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the party; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

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(iv)        Except for (A) the filing of applications, filings and notices, as applicable, with the Nasdaq and the approval of the listing of the Continuing Corporation Common Stock issued pursuant to the Merger on the Nasdaq, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and/or the Federal Reserve Bank of Richmond (the “FRB-Richmond”) under the Bank Merger Act, and approval or waiver of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board of Governors and/or the FRB-Richmond under the Bank Holding Company Act of 1956, and approval of such applications, filings and notices, (D) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission (“VBFI”) in connection with the Merger and the Bank Merger, and approval of such applications, filings and notices, (E) the filing of any required filings and notices, as applicable, with the Office of the Comptroller of the Currency (“OCC”) with respect to the Bank Merger, (F) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.2(c)(iv) of UBSH’s Disclosure Letter and approval of such applications, filings and notices, (G) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the UBSH Shareholders Meeting and the ANCX Shareholders Meeting (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by UBSH in connection with the transactions contemplated by this Agreement (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (H) the filing of the Articles of Merger with the SCC pursuant to the VSCA, and (I) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of the Continuing Corporation Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.

(d)          UBSH Capital Stock. UBSH represents and warrants to ANCX that:

(i)          As of October 3, 2018, the authorized capital stock of UBSH consists of: (1) 100,000,000 shares of common stock, par value $1.33 per share, of which 65,983,372 shares are issued and outstanding; and (2) 500,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued and outstanding;

(ii)         All outstanding shares of capital stock of UBSH have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person;

(iii)        As of October 3, 2018, (1) 48,993 shares of UBSH Common Stock are subject to options to purchase UBSH Common Stock, 424,728 shares of UBSH Common Stock are subject to unvested restricted stock awards, in each case granted under an equity or equity-based compensation plan of UBSH (a “UBSH Stock Plan”), and (2) 1,314,121 shares of UBSH Common Stock were available for future grant under the UBSH Stock Plans;

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(iv)        As of the date of this Agreement, no shares of capital stock of UBSH are reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which UBSH is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each UBSH Stock Plan; and

(v)          No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which share of UBSH may vote are issued or outstanding. There are no contracts pursuant to which UBSH or any of its Subsidiaries is or could be required to register shares of UBSH’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, equity rights or other securities of UBSH or any of its Subsidiaries. No Subsidiary of UBSH owns any capital stock of UBSH.

(e)           ANCX Capital Stock. ANCX represents and warrants to UBSH that:

(i)          As of October 3, 2018, the authorized capital stock of ANCX consists of: (1) 60,000,000 shares of common stock, par value $0.835 per share, of which 20,931,487 shares are issued and outstanding; and (2) 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding;

(ii)         All outstanding shares of capital stock of ANCX have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person;

(iii)        As of October 3, 2018, (1) 547,342 shares of ANCX Common Stock are subject to options to purchase ANCX Common Stock, in each case granted under an ANCX Stock Plan, and (2) 1,344,075 shares of ANCX Common Stock were available for future grant under the ANCX Stock Plans. Section 3.2(e)(iii) of ANCX’s Disclosure Letter sets forth a true, correct and complete list of all holders of outstanding ANCX Stock Options, indicating, with respect to each ANCX Stock Option, the ANCX Stock Plan under which it was granted, the number of shares of ANCX Common Stock subject to such ANCX Stock Option, whether such ANCX Stock Option is intended to be an incentive stock option (within the meaning of Section 422 of the Code), the exercise price, the date of grant, the expiration date, the vesting schedule (including any acceleration provisions with respect thereto), and whether such holder is an employee or non-employee. ANCX has made available to UBSH true, correct and complete copies of all ANCX Stock Plans and all forms of all written agreements evidencing ANCX Stock Options. All of the shares of ANCX Common Stock subject to ANCX Stock Options will be, upon issuance pursuant to the exercise of such ANCX Stock Option, duly authorized, validly issued, fully paid and nonassessable. Each ANCX Stock Option (A) was granted under an ANCX Stock Plan and a duly and timely delivered and executed stock option agreement in the form(s) delivered to UBSH, (B) was duly authorized no later than the date on which the grant was to be effective by its terms, (C) was granted in accordance with the terms of the applicable ANCX Stock Plan and all applicable Law, (D) if intended to qualify as incentive stock option under Section 422 of the Code, so qualifies, and (E) granted with an exercise price no less than fair market value within the meaning of Section 409A of the Code and otherwise exempt from Section 409A of the Code. The treatment of the ANCX Stock Options provided for under Section 2.5 complies with the requirements of the applicable ANCX Stock Plan and award agreement and applicable Law. ANCX has not granted any equity, equity-based or phantom equity awards to any current or former employees, consultants, or directors under the ANCX Stock Plans (or otherwise) other than the ANCX Stock Options;

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(iv)        As of the date of this Agreement, no shares of capital stock of ANCX are reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which ANCX is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, except as contemplated by each ANCX Stock Plan. ANCX has not issued any shares of capital stock subject to vesting, right of repurchase, forfeiture provisions or restrictions on transfer imposed by ANCX or any stock appreciation rights, phantom stock, performance units, rights to receive capital stock on a deferred basis or other rights that are linked to the value of ANCX’s capital stock; and

(v)         No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which share of ANCX may vote are issued or outstanding. There are no contracts pursuant to which ANCX or any of its Subsidiaries is or could be required to register shares of ANCX’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, equity rights or other securities of ANCX or any of its Subsidiaries. No Subsidiary of ANCX owns any capital stock of ANCX.

(f)           SEC Filings; Financial Statements. UBSH and ANCX each represents and warrants to the other that:

(i)          It has filed or furnished all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed or furnished by it, together with any amendments required to be made with respect thereto (collectively, the “SEC Reports”), with the SEC since December 31, 2014 under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”), made available to the other party copies of such SEC Reports. Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

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(ii)         Each of its financial statements contained in or incorporated by reference into any SEC Reports, including the related notes, where applicable (the “Financial Statements”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented in all material respects the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii)        It and each of its Subsidiaries has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (1) to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements, and (2) to maintain proper accountability for items therein; (C) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv)        Its “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. It has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and on Section 3.2(f)(iv) of its Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. These disclosures were made in writing by management to its auditors and the audit committee of its Board of Directors and a copy has previously been made available to the other party. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v)         As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to its SEC Reports.

(vi)        None of the information supplied or to be supplied by it or its Subsidiaries or any Affiliate thereof for inclusion or by incorporation by reference in the Registration Statement will, when supplied or when the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy Statement relating to it and its Subsidiaries and other portions within the reasonable control of it and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

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The term “Affiliate” when used with respect to a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person including, in the case of any Person that is not a natural person, “control” means (i) the ownership, control, or power to vote 25 percent or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the power to exercise a controlling influence over the management or policies of the other Person. The term “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(vii)       None of the information supplied or to be supplied by it or its Subsidiaries or any Affiliate thereof for inclusion or by incorporation by reference in the Joint Proxy Statement, and any other documents to be filed by it and its Subsidiaries or any Affiliate thereof with any Regulatory Agency in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy Statement, when first mailed to the shareholders of the parties, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the UBSH Shareholders Meeting or the ANCX Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the UBSH Shareholders Meeting or the ANCX Shareholders Meeting.

(viii)      Any of its Subsidiaries that is an insured depository institution has filed all Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council (“Call Reports”) that it was required to file since December 31, 2014 with a Regulatory Agency (as defined herein). Its Call Reports, including the financial statements, exhibits and schedules contained therein, (A) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of such insured depository institution as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of any of its Subsidiaries that is an insured depository institution to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (C) will fairly present in all material respects the financial condition of such insured depository institution as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments.

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(g)          Bank Reports. UBSH and ANCX each represents and warrants to the other that:

It and each of its Subsidiaries, have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2014 with the Federal Reserve Board, the FRB-Richmond, the FDIC, the VBFI, the OCC, and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or each of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it. Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business operations, policies or procedures of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2014.

(h)          Absence of Certain Changes or Events. UBSH and ANCX each represents and warrants to the other that:

Since June 30, 2018, except as disclosed in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement or as set forth in Section 3.2(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on it.

(i)          Absence of Undisclosed Liabilities. UBSH and ANCX each represents and warrants to the other that:

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Except for (i) those liabilities that are fully reflected or reserved for in the SEC Reports, Call Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2018 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations that are not material to it and its Subsidiaries, taken as a whole, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement and (v) as set forth in Section 3.2(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since June 30, 2018 has not incurred (except as permitted by Article 4), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Call Reports, Bank Reports or Financial Statements of it or any of its Subsidiaries).

(j)          Material Contracts; Defaults. ANCX represents and warrants to UBSH that:

As of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement, (B) that prohibits or restricts the conduct of business by it or any of its Subsidiaries or any of its personnel in any geographic area or its or their ability to compete in any line of business, (C) with respect to employment of an officer, director or consultant, including any employment, severance, termination, consulting or retirement agreement, (D) that would be terminable other than by it or any of its Subsidiaries or under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events), (E) that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein, (F) pursuant to which ANCX or one of its Subsidiaries leases real property to or from any other Person, (G) for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $400,000 per year, (H) involves Intellectual Property (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses) that is material to its business or the business of any of its Subsidiaries, (I) relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreement payables or trade payables and contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice), (J) relating to the provision of data processing, network communication or other telecommunication services, (K) pursuant to which ANCX or one of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (L) that provides for indemnification by ANCX or its Subsidiaries of any Person, except for non-material contracts entered into in the ordinary course, or (M) that is material to the financial condition, results of operations or business of it or any of its Subsidiaries and not otherwise described in clauses (A) through (L) above (any such being referred to as an “ANCX Material Contract”). With respect to each ANCX Material Contract: (W) the contract is in full force and effect, (X) neither it nor any of its Subsidiaries is in Default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a Default, (Y) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2017 to the date hereof and (Z) no other party to any such contract is, to its Knowledge, in Default in any material respect.

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(k)          Legal Proceedings; Compliance with Laws. UBSH and ANCX each represents and warrants to the other that:

There are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened in writing against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or to its Knowledge, any of its officers, directors or employees in their capacities as such, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the party. Neither it nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, safety and soundness compliance plan, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Authority that currently restricts its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends or accept brokered deposits, its credit or risk management policies, its management or its business and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that it or its Subsidiaries is engaging in unsafe or unsound activities or is in troubled condition or that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, plan, action, letter or penalty in the future, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the party. It and each of its Subsidiaries have complied in all material respects with all applicable Laws or orders to which their business, properties, or assets may be subject. It and each of its Subsidiaries has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the Internal Revenue Service, and (iii) timely filed all suspicious activity reports with the Financial Crimes Enforcement Network required to be filed by it pursuant to applicable Laws. It and each of its Subsidiaries hold, and have at all times since December 31, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it. There has occurred no Default under any such license, franchise, permit, or authorization, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. It and each of its Subsidiaries, as applicable, are “well-capitalized” (as that term is defined in applicable Laws).

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The term “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies. The term “Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any contract, Law, order, license, franchise or permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any contract, Law, order, license, franchise or permit or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any contract, Law, order, license, franchise or permit.

(l)          Tax Matters. UBSH and ANCX each represents and warrants to the other that:

(i)          It and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (as defined herein) due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, as set forth in Section 3.2(l)(i) of its Disclosure Letter, and are reflected as a liability in its SEC Reports, Bank Reports or Financial Statements. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. No Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid Tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority. The terms “Tax” or “Taxes” mean all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital stock, transfer, franchise, profits, gains, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority or Taxes as a transferee of successor of another Person. The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(ii)         It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(iii)        There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and its Subsidiaries). Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

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(iv)        Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v)         Neither it nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(m)          Property. ANCX represents and warrants to UBSH that:

(i)          Except as reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, Defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2017 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2017). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted.

(ii)         Section 3.2(m)(ii) of ANCX’s Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by ANCX and each of its Subsidiaries or in which ANCX or any of its Subsidiaries has any ownership or leasehold interest. ANCX has made available to UBSH true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which UBSH or any of its Subsidiaries is a party.

(n)          Community Reinvestment Act Performance.

(i)          UBSH represents and warrants to ANCX that: Union Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and UBSH has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Union Bank having its current rating lowered such that it is no longer “satisfactory” or better.

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(ii)         ANCX represents and warrants to UBSH that: Access National Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and ANCX has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Access National Bank having its current rating lowered such that it is no longer “satisfactory” or better.

(o)          Labor and Employment Matters. ANCX represents and warrants to UBSH that:

(i)          Section 3.2(o)(i)(A) of ANCX’s Disclosure Letter sets forth a true and complete list of all employees of ANCX and its Subsidiaries, including for each such employee: name, unique employee identification number, hire date, work location, and current annual salary. Section 3.2(o)(i)(B) of ANCX’s Disclosure Letter sets forth a true and complete list of all current independent contractors or consultants used by ANCX or its Subsidiaries, including for each such person: name, contact information, description of the services performed, consulting fee and consulting term.

(ii)         No current employee, independent contractor or consultant of ANCX or its Subsidiaries has provided written notice of his or her intent to terminate employment or services with ANCX or its Subsidiaries, and to the Knowledge of ANCX, no such Person intends to terminate employment or services with ANCX or its Subsidiaries. Neither ANCX nor its Subsidiaries has any “leased employees” within the meaning of Section 414(n) of the Code. No employee of ANCX and its Subsidiaries has a principal place of employment outside the United States or is subject to the labor and employment Laws of any country other than the United States.

(iii)        Neither it nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a pending or threatened proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, walkout, union activity, picketing, work stoppage, work slowdown or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it, to its Knowledge, subject to any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

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(iv)        It and its Subsidiaries have complied with all applicable state and federal equal employment opportunity Laws and other Laws related to employment, including those related to wages, hours, working classification, collective bargaining, overtime, affirmative action, employee benefits, discrimination, civil rights, safety and health, workers’ compensation, reporting, collection and payment of withholding and/or Social Security Taxes and similar Taxes, and immigration and, except as otherwise set forth in Section 3.2(o)(iv) of ANCX’s Disclosure Letter, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to its Knowledge, threatened against it or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or other service provider, any Person alleging to be a current or former employee or other service provider, any class of the foregoing, or any governmental entity, or any other Person, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with employment with it or its Subsidiaries. To its Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. It and its Subsidiaries have properly classified individuals providing services to it as employees or independent contractors, as the case may be, and have properly withheld and reported related income and employment Taxes in accordance with such classification. No individual classified as an independent contractor shall have a claim against ANCX or its Subsidiaries for eligibility to participate in, or benefits under, any Benefit Plan if such individual is later reclassified as an employee of ANCX and its Subsidiaries.

(v)         Employment of each employee and the engagement of each independent contractor by it or any of its Subsidiaries is terminable at will by it or its Subsidiaries without (A) any material penalty, liability or severance obligation or (B) prior consent by any Governmental Authority. ANCX has paid, or has properly accrued no later than the Closing Date, all accrued salaries, wages, bonuses, commissions, overtime and incentives.

(vi)        All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. ANCX has completed a Form I-9 (Employment Eligibility Verification) for each employee and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects as of the date hereof.

(p)          ANCX Employee Benefit Plans. ANCX represents and warrants to UBSH that:

(i)          Section 3.2(p)(i) of ANCX’s Disclosure Letter sets forth a complete and accurate list of all of its and its Subsidiaries’ employee benefit plans, programs, agreements and arrangements, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, consulting agreements, vacation and other similar plans or policies, (D) all bonus, stock option, stock purchase, restricted stock, equity or equity-based compensation, incentive, deferred compensation, supplemental retirement, change in control, retention, separation and other employee and director benefit plans, programs, agreements or arrangements; and (E) all other compensation plans, programs, agreements or arrangements, in each case of (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether written or unwritten for which it or any of its Subsidiaries or any trade or business of it or any of its Subsidiaries, whether or not incorporated, any of which is deemed a “single employer” within the meaning of Code Section 414 or Section 4001(b) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, with it (“ERISA Affiliate”) sponsors, has an obligation to contribute or has any liability (individually, a “Benefit Plan” and collectively, the “Benefit Plans”).

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(ii)         It has and its Subsidiaries have, with respect to each Benefit Plan, previously made available to the other party true and complete copies of the following documents, to the extent applicable: (A) all current Benefit Plan agreements and documents (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto; (B) all current summary plan descriptions (including any summaries of material modifications thereto) and material communications to employees and Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent two plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation; (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder; (G) if the Benefit Plan is intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (H) copies of the most recent nondiscrimination tests for all Benefit Plans; (I) copies of all material correspondence with any Governmental Authority within the last five years, including but not limited to any investigation materials, any “top hat” filings, and any filings under amnesty, voluntary compliance, or similar programs; and (J) a written summary of the material terms of any unwritten Benefit Plans.

(iii)        Neither it nor any of its Subsidiaries, nor any ERISA Affiliate has at any time within the last six (6) years (or at any time prior to such six-year period to the extent any liability has or could reasonably be expected to result) been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA; or (E) a self-funded health or other welfare benefit program.

(iv)        All Benefit Plans are in compliance in all material respects with applicable Laws, including without limitation ERISA and the Code, and each Benefit Plan has been administered in accordance with its terms and applicable Laws in all material respects.

(v)         Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service. To its Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans. All assets of each Benefit Plan that is a qualified retirement plan consists solely of cash and actively traded securities.

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(vi)        All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all Benefit Plans have been made or properly accrued. All contributions to any Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. Each Benefit Plan may be terminated as of or after the Closing Date without resulting in any liability to UBSH or the Continuing Corporation for any additional contributions, penalties, premiums, fees, fines, excise Taxes, or any other charges or liabilities. ANCX does not have a formal plan, commitment, or proposal, whether legally binding or not, and has not made a commitment to create any additional Benefit Plan or modify or change any existing Benefit Plan.

(vii)       Neither it nor any of its Subsidiaries has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan or its related trust. To its Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Benefit Plan has any liability (including threatened, anticipated or contingent) for breach of, or has breached its, fiduciary duty under ERISA.

(viii)      There are no actions, suits, investigations or claims pending, or to its Knowledge threatened or anticipated, with respect to any Benefit Plans (other than routine claims for benefits). No Benefit Plan is the subject of a pending or, to its Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental department or entity.

(ix)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of it or any of its Subsidiaries, or (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. On or after the date hereof, but prior to the Effective Time, ANCX shall deliver to UBSH its preliminary estimate and analysis as to whether any amount paid or payable to any of its employees or independent contractors (whether in cash, in property, or in the form of benefits) by it or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code (the “280G Analysis”). Neither ANCX nor its Subsidiaries are required to make or will make any payments or provide any benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code. In addition to the foregoing, except as otherwise set forth in Section 3.2(p)(ix) of ANCX’s Disclosure Letter, no amounts payable in connection with the transactions contemplated hereby (whether in cash, in property, or in the form of benefits) shall be non-deductible pursuant to Section 162(m) of the Code. No Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

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(x)          Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. Each Benefit Plan of it and its Subsidiaries which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and it has filed a “top hat” registration letter with the Department of Labor for each such plan.

(xi)         It and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any Benefit Plan for calendar years 2015, 2016 and 2017. It and its Subsidiaries have properly accrued, in accordance with GAAP and consistent with past practice, all accrued and unused paid time off under any policy of it and its Subsidiaries.

(xii)        Each Benefit Plan of it and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA. It and its Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any Taxes or assessable payments thereunder. Neither it nor any of its Subsidiaries has any liability or obligation to provide post-retirement or post-termination health, medical or life insurance benefits to any employees or former employees, leased employees, independent contractors, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws for which the covered individual pays the full cost of coverage. In the case of any such required continuation coverage, except as set forth in Section 3.2(p)(xii) of ANCX’s Disclosure Letter, the covered individual is required to pay the full cost of coverage. No Tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any Benefit Plan and to its Knowledge no circumstance exists which could give rise to such Tax.

(xiii)       No Benefit Plan maintained by it or its Subsidiaries (other than an ANCX Stock Plan, ANCX Dividend Reinvestment and Stock Purchase Plan or the ANCX 401(k) Plan) permits investments in equity of ANCX or investments in which the value is based on or associated with equity of ANCX or UBSH.

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(q)          UBSH Employee Benefit Plans. UBSH represents and warrants to ANCX that:

(i)          The term “UBSH Benefit Plans” means all employee benefit plans, programs, agreements and arrangements, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, consulting agreements, vacation and other similar plans or policies; (D) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control, retention, separation and other employee and director benefit plans, programs or arrangements; and (E) all other compensation plans, programs, agreements or arrangements, in each case of (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether written or unwritten for which it or any of its Subsidiaries or any trade or business of it or any of its Subsidiaries, whether or not incorporated, all of which together with it are deemed a “single employer” within the meaning of Code Section 414 or Section 4001(b) of ERISA, sponsors, has an obligation to contribute or has any liability (and each such plan individually, a “UBSH Benefit Plan”).

(ii)         Neither it nor any of its Subsidiaries, nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code), or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA; or (E) a self-funded health or other welfare benefit plan.

(iii)        All UBSH Benefit Plans are in compliance in all material respects with applicable Laws, including without limitation ERISA and the Code, and each UBSH Benefit Plan has been administered in accordance with its terms and applicable Laws in all material respects.

(iv)        Each UBSH Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service. To its Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

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(r)          Insurance. UBSH and ANCX each represents and warrants to the other that:

It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in Default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of it and its Subsidiaries, it or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2016, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years and since January 1, 2018 has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries. Set forth in Section 3.2(r) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by it and its Subsidiaries.

(s)          Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs. Except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement, ANCX represents and warrants to UBSH that:

(i)          All evidences of indebtedness reflected as assets in its SEC Reports, Bank Reports or Financial Statements as of June 30, 2018 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such Loan which if successful would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii)          (A) There are no material modifications or amendments, oral or written, of a Loan (as defined herein) that is not reflected on the records of it or its Subsidiaries, (B) all currently outstanding Loans are owned by it free and clear of any liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (C) no claims of defense as to the enforcement of any Loan with an outstanding balance of $250,000 or more have been asserted in writing against it or any of its Subsidiaries for which there is a reasonable possibility of an adverse determination in any legal proceeding, and to its Knowledge there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any legal proceeding, and (D) no Loans owned by it or its Subsidiaries are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.

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(iii)        The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of June 30, 2018 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses, net of recoveries relating to Loans previously charged off, in respect of Loans outstanding (including letter of credit or commitments to make Loans or extend credit).

(iv)        The reserve for losses with respect to other real estate owned (“OREO”) shown on its SEC Reports, Bank Reports or Financial Statements as of June 30, 2018 were, and the OREO reserve to be shown on its SEC Reports, Bank Reports or Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses relating to the OREO portfolio of it and any of its Subsidiaries as of the dates thereof.

(v)         The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Section 3.2(f)(ii) and applicable regulatory requirements and guidelines.

(vi)        Section 3.2(s)(vi) of ANCX’s Disclosure Letter sets forth all residential mortgage or commercial Loans originated on or after January 1, 2015 by it or any of its Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from it or any of its Subsidiaries, or have notified it or any of its Subsidiaries of an intent to request indemnification, in connection with such Loans.

(vii)       As of June 30, 2018, neither it nor any of its Subsidiaries was a party to any Loan with an outstanding balance of $500,000 or more (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in Default of any other provision as of the date hereof; (B) which had been classified by any source as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such Persons; or (C) in material violation of any Law applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(viii)      As of the date of this Agreement neither it nor its Subsidiaries was a party to any Loan with any of its directors or officers or the directors or officers of any of its Subsidiaries that was not made in compliance with Regulation O, as amended, of the Federal Reserve Board.

(ix)         Each Loan of ANCX and its Subsidiaries outstanding as of the date of this Agreement has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, its applicable written underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

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(x)          Section 3.2(s)(x) of ANCX’s Disclosure Letter sets forth a list of all Loans as of the date hereof by ANCX or any of its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board) of such Person, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(xi)         None of the contracts pursuant to which it or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment Default by the obligor on any such Loan.

(xii)        It and its Subsidiaries are not now nor have they ever been since December 31, 2014, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any Loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(xiii)       The term “Loan” means any written or oral loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement, loan guarantee or other extension of credit.

(t)           Environmental Matters. ANCX represents and warrants to UBSH that:

(i)          It and each of its Subsidiaries are in compliance, in all material respects, with all applicable Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii)         Except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ANCX, neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any Person whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of Law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a Loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, Governmental Authority, regulatory agency or third party imposing any such liability, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ANCX.

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(iii)        There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any Person whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iv)        For purposes of this Agreement, the following terms shall have the following meanings:

(A)         “Environmental Claim” means any written notice from any Governmental Authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B)         “Environmental Laws” means all applicable federal, state and local Laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended that relate to pollution or protection of human health or the environment.

(C)         “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(u)          Books and Records. UBSH and ANCX each represents and warrants to the other that:

Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, in accordance and compliance with all applicable accounting requirements and Laws, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(v)         Intellectual Property. ANCX represents and warrants to UBSH that:

It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. To its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other Person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. It has no contracts with its directors, officers or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to it or its Subsidiaries and no such officer, director or employee is party to any contract with any Person that requires such officer, director or employee to assign any interest in any Intellectual Property to any Person.

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“Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(w)          Derivative Instruments. ANCX represents and warrants to UBSH that:

Section 3.2(w) of ANCX’s Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”). All Derivative Contracts were entered into (i) only in the ordinary course of business consistent with past practice, (ii) in accordance with prudent practices and in all material respects with all applicable Laws and regulatory policies and (iii) with counterparties believed to be financially responsible at the time. Each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws, and is in full force and effect. Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

(x)          Brokered Deposits. ANCX represents and warrants to UBSH that:

As of the date hereof, none of its deposits or deposits of any of its Subsidiaries are brokered deposits (as defined in the FDIA and applicable FDIC regulations) or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

(y)          Investment Securities. UBSH and ANCX each represents and warrants to the other that:

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(i)          It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP in all material respects.

(ii)         It and each of its Subsidiaries employs investment, securities, risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, each party has delivered to the other party the material terms of such policies, practices and procedures.

(z)          Takeover Laws and Provisions. UBSH and ANCX each represents and warrants to the other that:

It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Laws of any state (collectively, “Takeover Laws”), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(aa)         Transactions with Affiliates; Transactions with Related Parties. ANCX represents and warrants to UBSH that:

(i)          All “covered transactions” between it or any of its Subsidiaries that is an insured deposit institution and any “affiliate” of such insured deposit institution within the meaning of Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Board, have been in compliance with such provisions.

(ii)         There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between it or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of it or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of its outstanding common stock (or any of such Person’s immediate family members or affiliates) on the other hand, except those of a type available to its employees or employees of its Subsidiaries generally.

(bb)         Financial Advisors. UBSH and ANCX each represents and warrants to the other that:

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(i)          None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, UBSH has retained Keefe, Bruyette & Woods, Inc. as its financial advisor, and ANCX has retained Sandler O’Neill & Partners, L.P. as its financial advisor, in each case pursuant to an engagement letter.

(ii)         It has made available to the other party a true and complete copy of the engagement letter with its financial advisor referenced in Section 3.2(bb)(i) above.

(cc)         Fairness Opinion.

(i)          UBSH represents and warrants to ANCX that: Prior to the execution of this Agreement, the Board of Directors of UBSH has received the opinion of Keefe, Bruyette & Woods, Inc. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to UBSH. Such opinion has not been amended or rescinded as of the date of this Agreement.

(ii)         ANCX represents and warrants to UBSH that: Prior to the execution of this Agreement, the Board of Directors of ANCX has received the opinion of Sandler O’Neill & Partners, L.P. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of ANCX Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

(dd)         Information Systems and Security. UBSH and ANCX each represents and warrants to the other that:

(i)          It, each of its Subsidiaries, and to its Knowledge each third-party vendor to it or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To its Knowledge neither it nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer systems any part of which occurred within the past three (3) years.

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(ii)         To its Knowledge, all of its and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither it nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. It and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(iii)        It and its Subsidiaries have (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To its Knowledge, there has been no loss, damage, or unauthorized access, use, modification or other misuse of any such information by any it, its Subsidiaries or any other Person.

(ee)          No Investment Adviser Subsidiary. UBSH and ANCX each represents and warrants to the other that:

Neither it nor any of its Subsidiaries provide investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(ff)         No Broker-Dealer Subsidiary. ANCX represents and warrants to UBSH that:

Neither it nor any of its Subsidiaries is a broker-dealer registered under the Exchange Act with the SEC.

(gg)         No Insurance Subsidiary. ANCX represents and warrants to UBSH that:

Neither it nor any of its Subsidiaries conducts insurance operations that require a license from any national, state or local Governmental Authority under applicable Law.

(hh)         No Further Representations. UBSH and ANCX each represents and warrants to the other that:

Except for the representations and warranties specifically set forth in this Article 3, neither it nor its Subsidiaries nor any other Person makes or shall be deemed to make any representation or warranty to the other party, express or implied, at Law or in equity, with respect to the transactions contemplated by this Agreement and it hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other Person. It acknowledges and agrees that, except for the representations and warranties specifically set forth in this Article 3, and except with respect to the Affiliate Agreements, neither the other party nor its Subsidiaries nor any other Person makes or shall be deemed to make any representation or warranty to it, express or implied, at Law or in equity, with respect to the transactions contemplated by this Agreement.

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ARTICLE 4
COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 4.1           ANCX Forbearances.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law, or as expressly set forth in ANCX’s Disclosure Letter, without the prior written consent of UBSH (which consent will not be unreasonably conditioned, withheld or delayed), ANCX agrees that it will not, and will cause each of its Subsidiaries not to:

(a)          Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b)          Take any action is intended to or which would reasonably be expected to adversely affect or delay the ability of either party (i) to obtain any Regulatory Approvals, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)          Amend its Organizational Documents or the Organizational Documents of any of its Subsidiaries.

(d)          Other than pursuant to the exercise of ANCX Stock Options in accordance with their terms as of the date hereof and except for issuances of ANCX Common Stock pursuant to the Access National Corporation Dividend Reinvestment and Stock Purchase Plan: (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (B) enter into any agreement with respect to the foregoing; or (C) except as expressly agreed to by the parties, permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock grants, stock appreciation rights, restricted stock units or similar stock-based rights.

(e)          Except as required by the terms of any Benefit Plan in effect as of the date hereof that is listed on Section 3.2(p)(i) of ANCX’s Disclosure Letter and an accurate and complete copy of which has been provided to UBSH: (i) enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, other than for new hires permitted by clause (vii) below, at-will employment offer letters, or consulting agreements terminable on less than two weeks’ notice without penalty, in the ordinary course of business consistent with past practice; (ii) grant any salary or wage increase or increase any employee benefit; (iii) grant, pay, increase or promise any bonus, retention, change in control, severance or termination payments or benefits; (iv) fund any rabbi trust or similar arrangement; (v) grant, make, pay or allocate any discretionary contribution to any Benefit Plan; (vi) terminate the employment or service of any employee or independent contractor whose annual compensation exceeds $200,000, other than for “cause”; or (vii) hire, engage or promote any employee or independent contractor whose annual compensation exceeds $200,000; provided, that ANCX may grant normal individual increases in salary to employees (other than executive officers of ANCX or Access National Bank), in the ordinary course of business consistent with past practice and consistent with the terms of the Benefit Plans of ANCX and applicable Law, with the aggregate amount of any such individual increases not to exceed 3% of ANCX and Access National Bank’s total payroll.

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(f)          (i) Enter into, establish, amend or terminate (except as may be required by applicable Law or the terms of any Benefit Plan in effect as of the date hereof) any Benefit Plan (or any plan, program, policy, agreement or arrangement that would be a Benefit Plan if in effect as of the date hereof), including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder; or (ii) waive any provision under, amend or terminate any restrictive covenant agreement entered into by any employee or consultant to ANCX or Access National Bank.

(g)          Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice.

(h)          Incur any obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its material assets, or dispose of any of its material assets in any other manner, except in the ordinary course of its business.

(i)          Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (ii) regular quarterly cash dividends by ANCX) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(j)          Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other Person other than its wholly owned Subsidiaries, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business.

(k)          Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP or regulatory accounting guidelines, or as recommended by ANCX’s outside auditor.

(l)          Make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes.

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(m)          Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis.

(n)          Enter into any new line of business or change in any material respect its investment, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by a Governmental Authority.

(o)          (i) Purchase any securities or make any acquisition of or investment in (except in the ordinary course of its and its Subsidiaries’ business), either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of its and its Subsidiaries’ business), any Person other than a wholly owned Subsidiary of ANCX, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto.

(p)          Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(q)          Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(r)          Make, renew, restructure or otherwise modify any Loans or extensions of credit that would result in the aggregate amount of the lending relationship to any one borrower or its affiliates to exceed $15,000,000 or, if the total lending relationship to any one borrower and its affiliates is in excess of $15,000,000 as of the date of this Agreement, to make, renew, restructure or otherwise modify any Loan or extension of credit for such borrower and its affiliates provided, that, if ANCX shall request in writing the prior approval of UBSH in accordance with this Section 4.1(r) and UBSH shall not have disapproved such request within three Business Days from the date on which UBSH received such request and all information which would be necessary for ANCX to make a determination in the ordinary course of business consistent with past practice to underwrite the Loan requested by ANCX, then such request shall be deemed to be approved by UBSH; provided, further, that, if UBSH provides approval in accordance with this Section 4.1(r) with respect to such Loan, no further approval from UBSH shall be required with respect to such Loan unless the terms of such Loan are materially altered or modified.

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(s)          Make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, or to its hedging practices and policies, in each case except as required by a Governmental Authority.

(t)          (i) Enter into, modify, amend, terminate, fail to renew, cancel or extend any ANCX Material Contract or expressly waive any material benefits under any ANCX Material Contract, other than in the ordinary course of business consistent with past practice, or any agreement which would be an ANCX Material Contract if it were in existence on the date hereof; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in ANCX’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice; or (iii) make or commit to make any capital expenditures in the aggregate in excess of $250,000 and other than expenditures necessary to maintain existing assets in good repair.

(u)          Materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any investment security rated below investment grade, in all cases except as provided in ANCX’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice.

(v)         Settle, waive, release or commence any material claims, suits, actions or proceedings, except in the ordinary course of business consistent with past practice involving settlements in an amount and for consideration not in excess of $500,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Continuing Corporation.

(w)          Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

(x)          Take or agree to take any of the actions prohibited by this Section 4.1.

Section 4.2           UBSH Forbearances.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law, or as expressly set forth in UBSH’s Disclosure Letter, without the prior written consent of ANCX (which consent will not be unreasonably conditioned, withheld or delayed), UBSH agrees that it will not, and will cause each of its Subsidiaries not to:

(a)          Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

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(b)          Take any action which is intended to or which would reasonably be expected to materially adversely affect or delay the ability of either party (i) to obtain any Regulatory Approvals, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis, including any material acquisition that would result in materially delaying the receipt of any Regulatory Approvals or the imposition of a Burdensome Condition.

(c)          Amend its Organizational Documents or the Organizational Documents of any of its Subsidiaries in a manner that would adversely affect ANCX or the holders of ANCX Common Stock relative to other holders of UBSH Common Stock.

(d)          Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis.

(e)          Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(f)          Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(g)          Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

(h)          Agree to take any of the actions prohibited by this Section 4.2.

Section 4.3           Transition.

ANCX shall, and shall cause Access National Bank to cooperate with UBSH and Union Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Union Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as UBSH may decide. Each party shall cooperate with the other party in preparing to execute after the Effective Time, the conversion or consolidation of systems and business operations generally (including, but not limited to, providing customer information and entering into customary confidentiality, non-disclosure and similar agreements with service providers of the other party).

Section 4.4           Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.2) shall give UBSH, directly or indirectly, the right to control or direct the operations of ANCX, and nothing contained in this Agreement shall give ANCX, directly or indirectly, the right to control or direct the operations of UBSH. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

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ARTICLE 5
ADDITIONAL AGREEMENTS

Section 5.1           Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary, desirable, or advisable on its part under this Agreement, including but not limited to under Section 1.4, or under applicable Laws, so as to consummate or make effective the Merger and the other transactions contemplated hereby, including the satisfaction of the conditions set forth in Article 6, as promptly as practicable and shall cooperate fully with the other party hereto to that end. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of UBSH, on the one hand, and a Subsidiary of ANCX, on the other) or to vest the Continuing Corporation or any of its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of ANCX or any of its Subsidiaries, the proper officers and directors of UBSH and its respective Subsidiaries shall have the power to take all such necessary action on behalf of ANCX and its Subsidiaries as may be reasonably requested by the Continuing Corporation.

Section 5.2           Access to Information; Notice of Certain Events; Confidentiality.

(a)          During the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, each party shall, and shall cause each of their respective Subsidiaries to, permit the other party and its representatives to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests and furnish to the other party promptly all other information concerning its business, properties and personnel as the other party may reasonably request; provided, that such investigation shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement. Neither party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, fiduciary duty or binding contract entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to it, (ii) would cause or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (iii) that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6.

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(c)          Each party shall, and shall cause their respective Subsidiaries, directors, officers, employees, attorneys, advisors and other representatives to comply with, and to hold any information obtained pursuant to this Agreement in accordance with, the terms of the confidentiality agreements, dated as of September 3, 2018 and September 4, 2018 (the “Confidentiality Agreements”), between UBSH and ANCX.

Section 5.3           Registration Statement; Joint Proxy Statement; SEC Filings.

(a)          Each party shall, and shall cause its respective Subsidiaries and representatives to, cooperate with the other party, and its representatives, in the preparation of the Registration Statement and the Joint Proxy Statement. Each party will advise the other, promptly after it receives notice thereof, of any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and the parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. Each party shall prepare and file the Joint Proxy Statement and UBSH shall prepare and file the Registration Statement, including the Joint Proxy Statement, with the SEC as promptly as reasonably practicable after the date of this Agreement. Each party agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and to promptly thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.

(b)          Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries or any Affiliate thereof for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the UBSH Shareholders Meeting and ANCX Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

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Section 5.4           Shareholder Approvals.

(a)          As promptly as reasonably practicable after the date the Registration Statement is declared effective by the SEC, UBSH shall duly call, give notice of, establish a record date for, convene and hold a meeting of its shareholders for the purpose of obtaining the UBSH Shareholder Approval and such other matters of the type customarily brought before an annual or special meeting of shareholders (such meeting and any adjournment or postponement thereof, the “UBSH Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of UBSH shall (i) recommend to UBSH’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger and the UBSH Share Issuance (the “UBSH Board Recommendation”), (ii) include the UBSH Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the UBSH Shareholder Approval.

(b)          As promptly as reasonably practicable after the date the Registration Statement is declared effective by the SEC, ANCX shall duly call, give notice of, establish a record date for, convene and hold a meeting of its shareholders for the purpose of obtaining the ANCX Shareholder Approval and such other matters of the type customarily brought before an annual or special meeting of shareholders (such meeting and any adjournment or postponement thereof, the “ANCX Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of ANCX shall (i) recommend to ANCX’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “ANCX Board Recommendation”), (ii) include the ANCX Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the ANCX Shareholder Approval.

(c)          UBSH and ANCX shall use their reasonable best efforts to cooperate to hold the UBSH Shareholders Meeting and the ANCX Shareholders Meeting on the same day and at the same time, and to set the same record date for each such meeting.

(d)          UBSH or ANCX shall adjourn or postpone its respective shareholders meeting if, as of the time for which such meeting is scheduled there are insufficient shares of UBSH Common Stock or ANCX Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. UBSH or ANCX shall also adjourn or postpone its respective shareholders meeting if, as of the time for which such meeting is scheduled, UBSH or ANCX, as the case may be, has not recorded proxies representing a sufficient number of shares necessary to obtain the UBSH Shareholder Approval or the ANCX Shareholder Approval.

Section 5.5           No Other Acquisition Proposals.

(a)          ANCX agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage (including by providing information or assistance), facilitate or induce any inquiries, proposals, indications of interest or offers with respect to or any inquiry, proposal, indications of interest or offer that is reasonably likely to lead to, (ii) furnish or cause to be furnished any confidential or nonpublic information or data relating to, (iii) engage or participate in any negotiations or discussions concerning, (iv) approve, agree to, accept, endorse, or recommend, or (v)  approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or similar agreement (an “Acquisition Agreement”) contemplating or otherwise relating to, an Acquisition Proposal (as defined herein).

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(b)          Notwithstanding Section 5.5(a), nothing contained in this Agreement shall prohibit ANCX, prior to the ANCX Shareholders Meeting and subject to compliance with the other terms of this Section 5.5, from furnishing confidential or nonpublic information to, or engaging or participating in discussions or negotiations with, any Person that makes an unsolicited, bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) if (i) the Board of Directors of ANCX concludes in good faith, after consultation with ANCX’s outside legal counsel and financial advisors, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable Law, (ii) before furnishing any confidential or nonpublic information, ANCX receives from such Person an executed confidentiality agreement on terms no less restrictive (with respect to each provision) than the Confidentiality Agreements, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with ANCX, provided, that any non-public information provided to any Person given such access shall have previously been provided to UBSH, and (iii) Board of Directors of ANCX concludes in good faith, after consultation with ANCX’s outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). ANCX shall immediately (within twenty four (24) hours) notify UBSH orally and in writing of its receipt of any such Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions thereof, and the identity of the Person making such Acquisition Proposal, and will thereafter keep UBSH apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c)          The term “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, indication of interest or inquiry (whether communicated to ANCX or publicly announced to ANCX’s shareholders and whether binding or non-binding) by any Person relating to any of the following transactions or series of related transactions involving ANCX, or its Subsidiaries: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving ANCX or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of ANCX; (ii) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of ANCX and its Subsidiaries or 25% or more of any class of equity or voting securities of ANCX or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of ANCX; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of ANCX or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of ANCX.

(d)          The term “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a Person that the Board of Directors of ANCX concludes in good faith, after consultation with its outside financial and legal advisors, taking into account all relevant factors (including the legal, financial, regulatory and other aspects of the Acquisition Proposal, including the likelihood of obtaining financing and of receiving all required approvals of Governmental Authorities, and including the terms and conditions of this Agreement (as it may be proposed in writing to be amended by UBSH)) is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction that is more favorable to the shareholders of ANCX from a financial point of view, than the transactions contemplated by this Agreement (as it may be proposed in writing to be amended by UBSH); provided, that, for purposes of this definition of “Superior Proposal,” “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(c), except the reference to “25% or more” in such definition shall be deemed to be a reference to “50% or more”.

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(e)          Except as provided in Section 5.5(f) and Section 5.5(g), neither the Board of Directors of ANCX, the Board of Directors of UBSH, nor, in each case, any committee thereof shall withhold, withdraw, qualify or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw, qualify or modify in any manner adverse to the other party, the approval or recommendation of the Board of Directors of ANCX or UBSH, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in ANCX Recommendation” or a “Change in UBSH Recommendation,” respectively).

(f)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the ANCX Shareholders Meeting, the Board of Directors of ANCX may (i) make a Change in ANCX Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of ANCX may communicate the basis for its lack of ANCX Board Recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law or (ii) terminate the Agreement pursuant to Section 7.1(i) and enter into an Acquisition Agreement with respect to a Superior Proposal subject to compliance with Section 7.4(b); provided, that the Board of Directors of ANCX may only take actions under this Section 5.5(f), if, (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) is made to ANCX by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of ANCX has concluded in good faith (after consultation with its outside financial and legal advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of ANCX have concluded in good faith (after consultation with their financial and legal advisors) that failure to do so would be a violation of its fiduciary duties to its shareholders under applicable Law, (D) five (5) business days shall have elapsed since ANCX has given written notice to UBSH advising UBSH that ANCX intends to take such action and specifying in reasonable detail the reasons therefor, including, all information required to be delivered under Section 5.5(b) (a “Notice of Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Change and determination as referred to in this Section 5.5(f)), (E) during such five (5) business day period, ANCX has and has caused its outside financial and legal advisors to, consider and, at the reasonable request of UBSH, engage in good faith discussions with UBSH regarding, any adjustment or modification of the terms of this Agreement proposed in writing by UBSH, and (F) the Board of Directors of ANCX, following such five (5) business day period, again reasonably determines in good faith (after consultation with its outside financial and legal advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by UBSH by the conclusion of such five (5) business day period) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be a violation of its fiduciary duties to its shareholders under applicable Law. Notwithstanding a Change in ANCX Recommendation, unless this Agreement has been terminated pursuant to Section 7.1, the ANCX Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of ANCX at the ANCX Shareholders Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.

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(g)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the UBSH Shareholders Meeting, the Board of Directors of UBSH may make a Change in UBSH Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of UBSH may communicate the basis for its lack of UBSH Board Recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the Board of Directors of UBSH may only take actions under this Section 5.5(g), if(A) the Board of Directors of UBSH have concluded in good faith (after consultation with their outside financial and legal advisors) that failure to do so would be a violation of its fiduciary duties to its shareholders under applicable Law, (B) five business days shall have elapsed since UBSH has given written notice to ANCX advising ANCX that UBSH intends to take such action and specifying in reasonable detail the reasons therefor, (C) during such five business day period, UBSH has and has caused its outside financial and legal advisors to, consider and, at the reasonable request of ANCX, engage in good faith discussions with ANCX regarding, any adjustment or modification of the terms of this Agreement proposed in writing by ANCX, and (D) the Board of Directors of UBSH, following such five business day period, again reasonably determines in good faith (after consultation with its outside financial and legal advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by ANCX by the conclusion of such five business day period) that failure to take such action would be a violation of its fiduciary duties to its shareholders under applicable Law.

(h)          ANCX and its Subsidiaries shall, and ANCX shall direct its representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than UBSH and its representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(i)          Nothing contained in this Agreement shall prohibit ANCX or its Board of Directors or any committee thereof from at any time taking and disclosing to ANCX’s shareholders, a position contemplated by Rule 14d-9, Rule 14e-2(a), or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

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Section 5.6           Applications and Consents.

(a)          The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals, waivers, non-objections and authorizations of each Governmental Authority and all third parties that are necessary or advisable to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings, including supplemental responses thereto, in respect of the Regulatory Approvals as soon as practicable. Each of the parties hereto shall use its reasonable best efforts to comply with the terms and conditions of all such Regulatory Approvals and resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable Law; provided, that, in no event shall UBSH or its Subsidiaries be required, and ANCX and its Subsidiaries shall not be permitted (without UBSH’s prior written consent), in connection with a Regulatory Approval or the transactions contemplated by this Agreement, to take any action, or commit to take any action, or to accept any restriction or condition, involving ANCX, UBSH or their respective Subsidiaries, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on UBSH’s business or on the business of ANCX or Access National Bank (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (any such condition, commitment or restriction, a “Burdensome Condition”).

(b)          Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities with respect to the transactions contemplated hereby, subject to applicable Laws regarding the sharing of information. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of matters relating to the consummation of the transactions contemplated hereby, subject to applicable Laws regarding the sharing of information.

(c)          Each party agrees, upon request, subject to applicable Laws, to promptly furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

Section 5.7           Public Announcements.

The parties hereto will consult with each other as to the form and substance of any press release or other public statement (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby prior to issuing such press release or public statement or making any other public disclosure related thereto and shall not issue such press release or other public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable Law or the rules established by Nasdaq or any other securities exchange, in which case the party required to make the disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such disclosure in advance of the issuance thereof. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

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Section 5.8           Employee Benefit Plans.

(a)          As of the Effective Time and for a period of one year thereafter (or such shorter period of employment, as the case may be), the Continuing Corporation shall provide to employees of ANCX and its Subsidiaries, who after the Effective Time become employees of the Continuing Corporation or its Subsidiaries (“ANCX Continuing Employees”) (i) base salary or wages that are comparable to the base salary or wages provided to either (x) such employee immediately prior to the Effective Time or (y) similarly situated employees of the Continuing Corporation and its Subsidiaries; (ii) incentive compensation opportunities that are comparable to the incentive compensation opportunities provided to either (x) such employee immediately prior to the Effective Time or (y) similarly situated employees of the Continuing Corporation and its Subsidiaries; and (iii) employee benefits (other than equity incentive compensation and defined benefit retirement benefits) which are, in the aggregate, comparable to the employee benefits provided to either (x) such employees immediately prior to the Effective Time or (y) similarly situated employees of the Continuing Corporation and its Subsidiaries, in each case of clauses (i), (ii) and (iii), with the choice between sub-clauses (x) and (y) to be determined by UBSH in its sole discretion; provided that the Continuing Corporation may provide such benefits to ANCX Continuing Employees under the Benefit Plans of ANCX or a Subsidiary, under benefit plans maintained by the Continuing Corporation (“Continuing Corporation Plans”) or by a combination thereof.

(b)          For purposes of eligibility and participation (except as otherwise provided below for paid-time off), in any benefit plan of the Continuing Corporation or any of its Subsidiaries, but not benefit accrual, service with or credited by ANCX or any of its Subsidiaries (including service with any predecessor of ANCX or any of its Subsidiaries) shall be treated as service with the Continuing Corporation or any of its Subsidiaries to the same extent that such service was recognized by ANCX under a corresponding Benefit Plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of an ANCX Continuing Employee with respect to the same period of service or (ii) apply for purposes of any plan, program, policy, agreement or arrangement (x) under which similarly-situated employees of the Continuing Corporation or its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation.

(c)          ANCX shall amend its paid time off policy effective as of no later than December 31, 2018, to provide that employees may rollover to a subsequent calendar year no more than 40 hours of unused paid time off. On or before December 31, 2018 (or such other time as may be mutually agreed in writing between ANCX and UBSH), ANCX and its Subsidiaries shall pay to employees any accrued and unused paid time off in excess of 40 hours. ANCX shall provide to UBSH all information and documentation reasonably requested by UBSH evidencing the foregoing. UBSH shall have a right to review and approve in advance (such approval not to be unreasonably withheld or delayed) the policy amendment and related employee communications. From and after the Effective time, the vacation and paid-time off policies of ANCX and its Subsidiaries shall be frozen and ANCX Continuing Employees shall be covered under the applicable policy of Union Bank. For purposes of vacation and sick leave under the Union Time Away From Work Policy (“Union PTO Policy”), ANCX Continuing Employees shall receive credit for purposes of eligibility and future benefit accrual for prior service with ANCX or any of its Subsidiaries and shall be eligible to rollover into the “PTOR” subaccount of the Union PTO Policy for use for vacation or sick time, up to a maximum of 40 hours of unused amounts that were carried over from the prior year under ANCX’s paid time off policy.

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(d)          To the extent permitted under applicable Law, the Continuing Corporation shall use commercially reasonable efforts to cause welfare Continuing Corporation Plans that cover the ANCX Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the corresponding Benefit Plans of ANCX or a Subsidiary), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the ANCX Continuing Employees under welfare Benefit Plans maintained by ANCX for the plan year in which the Closing Date occurs to be credited to such ANCX Continuing Employees under welfare Continuing Corporation Plans for the same plan year, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such ANCX Continuing Employees under welfare Continuing Corporation Plans.

(e)          Prior to the Effective Time, ANCX shall vest 100% all accrued benefits for affected participants under the Access National Corporation Profit Sharing Plan (the “ANCX 401(k) Plan”), effective on and subject to the consummation of the Merger. Following the Effective Time, UBSH shall cause the ANCX 401(k) Plan to be merged into the 401(k) plan maintained by UBSH (the “UBSH 401(k) Plan” and together with the ANCX 401(k) Plan, each a “401(k) Plan”), with such merger to be completed by December 31, 2019. Each party agrees to amend its 401(k) Plan to the extent necessary to ensure that there is no duplication of participation or benefits under the 401(k) Plans and ANCX agrees to amend the ANCX 401(k) Plan, effective immediately prior to the Effective Time, to provide that no additional amounts under the ANCX 401(k) Plan may be invested in the ANCX stock fund under the ANCX 401(k) Plan on or after the Effective Time, and to timely distribute any and all required notices to participants, beneficiaries, shareholders or others in connection with such amendment and to timely take any and all other action required in connection with such amendment. To the extent any employer matching contributions for 2018 have been accrued under, but not yet contributed to, the ANCX 401(k) Plan as of the Effective Time, the Continuing Corporation shall make or shall cause its Subsidiary to make, such contributions to the ANCX 401(k) Plan in a timely manner. No ANCX Continuing Employee shall be eligible to participate in the 2018 UBSH/Union Bank profit sharing program, which amounts are (if any) payable in 2019. Without limiting the foregoing, it is the intent of UBSH that ANCX Continuing Employees, to the extent the applicable employee meets the other eligibility requirements therein, shall be eligible for the Union Bankshares Corp. Employee Stock Ownership Plan not earlier than the regular entry date under such plan that first follows the Effective Time.

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(f)          All employees of ANCX or a Subsidiary with employment agreements are listed in Section 5.8(f) of ANCX’s Disclosure Letter and ANCX and UBSH agree that Section 5.8(f) of ANCX’s Disclosure Letter shall apply to such employees. UBSH will decide prior to the Effective Time which of those employees will receive an offer of employment with the Continuing Corporation. Any such employee who receives and accepts an offer of employment will be employed by the Continuing Corporation or a Subsidiary as an at-will employee and pursuant to terms established by the Continuing Corporation and will be an ANCX Continuing Employee. Any such ANCX Continuing Employee shall be eligible, immediately following the Effective Time, to become a participant in a Continuing Corporation severance plan, based on his or her position with the Continuing Corporation, if any such plan is available to similarly situated employees of the Continuing Corporation.

(g)          At the written request of UBSH, with such written request provided to ANCX in a timely manner as to allow ANCX to comply with any notice requirements under any applicable Benefit Plan or related service contract, ANCX shall terminate any Benefit Plan of ANCX or a Subsidiary (other than the ANCX 401(k) Plan), in accordance with applicable Law and effective immediately prior to the Effective Time, if the ANCX Continuing Employees will become eligible to participate in the corresponding Continuing Corporation Plan at the Effective Time, and pay any benefits due thereunder in accordance with the terms of any such plan.

(h)          As promptly as practical, and in any event prior to the Effective Time, ANCX shall notify UBSH in writing of: (i) all terminations, hiring, engagements and promotions of employee or independent contractor after the date hereof and prior to the Effective Time permitted by Section 4.1(e) and (ii) increases in compensation and benefits, bonus payments and equity grants permitted by Section 4.1(e).

(i)          Within 30 days following the date hereof, ANCX will provide to UBSH a supplement Section 3.2(o)(i)(A) of ANCX’s Disclosure Letter that includes, for each employee the following information: whether full-time or part-time, Fair Labor Standards Act designation, current annual bonus opportunity, fringe benefits (other than employee benefits applicable to all employees), bonus payouts for the past three years, and immigration status.

(j)          Nothing in this Section 5.8 shall (i) constitute an amendment to any Benefit Plan or any UBSH Benefit Plan, (ii) be construed to limit the right of the Continuing Corporation or any of its Subsidiaries, from and after the Effective Time, to amend or terminate any of the benefit plans maintained by UBSH or ANCX or their respective Subsidiaries before the Effective Time to the extent that such benefit plans permit any such amendment or termination, or (iii) confer on any Continuing Employee or any other Person any rights to employment or other service relationship.

Section 5.9           Nasdaq Listing.

UBSH shall use its reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued to holders of ANCX Common Stock in the Merger or that may be issued pursuant to Converted Stock Options that are exercised after the Effective Time to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

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Section 5.10         Indemnification.

(a)          Following the Effective Time, the Continuing Corporation shall indemnify, defend and hold harmless any Person who has rights to indemnification from ANCX or any of its Subsidiaries (an “Indemnified Party”) (in any capacity), against all costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to, the fact that such Person is or was a director or officer of ANCX and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the same extent and on the same conditions as such Person was entitled to indemnification pursuant to applicable Law and ANCX’s Organizational Documents or any ANCX Subsidiary’s Organizational Documents, as the case may be, or any indemnification agreements to which an Indemnified Party is a party as in effect on the date of this Agreement, subject, in call cases, to the provisions in this Section 5.10.

(b)          Any Indemnified Party wishing to claim indemnification under Section 5.10(a), upon learning of any such Claim, shall promptly notify the Continuing Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time): (i) the Continuing Corporation shall have the right to assume the defense thereof and the Continuing Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Continuing Corporation shall not be liable for any settlement effected without its prior written consent; provided, further, that the Continuing Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)          UBSH, or ANCX in consultation with UBSH, shall at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by ANCX with respect to matters arising at or prior to the Effective Time, covering, without limitation, the Merger; provided, however, that the aggregate cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the current annual premium paid as of the date hereof by ANCX for such insurance (the “Maximum Amount”). If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, UBSH will obtain the maximum amount of that insurance obtainable for a premium equal to the Maximum Amount.

(d)          This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives. The rights to indemnification and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

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(e)          If the Continuing Corporation or any of its successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other Person or engages in any similar transaction, then in each case, the Continuing Corporation will cause proper provision to be made so that the successors and assigns of the Continuing Corporation will expressly assume the obligations set forth in this Section 5.10.  For the avoidance of doubt, to the extent required by any agreement previously entered into by ANCX in connection with a merger, acquisition or other business combination, the provisions of this Section 5.10 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by ANCX.

Section 5.11         Employment and Other Arrangements.

Except for employees of ANCX or a Subsidiary listed in Section 5.8(f) of ANCX’s Disclosure Letter, ANCX and UBSH agree that each employee of ANCX and its Subsidiaries who is involuntarily terminated by the Continuing Corporation on and after the Effective Time and through the first anniversary after the Effective Time shall receive severance payments pursuant to and in accordance with the provisions of the applicable UBSH severance plan, subject to the execution and non-revocation of a release agreement, in the form to be provided by UBSH, by such employee.

Section 5.12         Consent to Assign and Use Leased Premises.

On Section 5.12 of ANCX’s Disclosure Letter, ANCX has provided a list of all leases with respect to real or personal property used by it or any Subsidiary. With respect to the leases disclosed in Section 5.12 of ANCX’s Disclosure Letter, ANCX and each of its Subsidiaries will use reasonable best efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of ANCX and each of its Subsidiaries to the Continuing Corporation and to permit the use and operation of the leased premises by the Continuing Corporation.

Section 5.13         Change of Method.

UBSH may change the method or structure of effecting the combination of UBSH and ANCX (including the provisions of Article 1 and Article 2), if and to the extent requested by UBSH, and ANCX agrees to enter into such amendments to this Agreement as UBSH may reasonably request in order to give effect to such restructuring; provided, that no such change shall (i) alter or change the Exchange Ratio or Merger Consideration, (ii) adversely affect the Tax treatment of the Merger with respect to ANCX’s shareholders or (iii) materially impede or delay the consummation of the transactions contemplated hereby in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.2.

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Section 5.14         Restructuring Efforts.

If either party shall have failed to obtain the ANCX Shareholder Approval or the UBSH Shareholder Approval, as applicable, at the duly convened ANCX Shareholders Meeting or UBSH Shareholders Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the Merger Consideration, in a manner adverse to such party or its shareholders or adversely affect the Tax treatment of the Merger with respect to ANCX’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 5.14) to its respective shareholders for approval.

Section 5.15         Takeover Laws.

Neither party hereto shall take any action that would cause any Takeover Laws to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and each party hereto shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Laws now or hereafter in effect. If any Takeover Laws may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Takeover Laws on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

Section 5.16         Supplemental Indentures.

Prior to the Effective Time, ANCX and UBSH shall take all actions necessary for UBSH to enter into a supplemental indenture or other documents with the trustee of ANCX’s trust preferred securities to evidence the succession of UBSH as the obligor on those securities as of the Effective Time and the parties hereto shall provide any opinion of counsel to the trustee required to make such assumptions effective to the extent required by the terms of such trust preferred securities.

Section 5.17         Shareholder Litigation.

(a)          ANCX shall give UBSH prompt written notice of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the Knowledge of ANCX threatened against ANCX or any of its Subsidiaries, directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give UBSH the opportunity to consult in the defense of any shareholder litigation relating to the transactions contemplated by this Agreement, and shall give UBSH the right to review and comment on all filings or responses to be made by ANCX in connection with any such litigation, and the right to consult on the defense or settlement with respect to any such shareholder litigation, and ANCX will in good faith take such comments into account. In addition, no such settlement by ANCX shall be agreed to without UBSH’s prior written consent, and no such consent of UBSH shall be unreasonably withheld, conditioned or delayed.

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(b)          UBSH shall give ANCX prompt notice of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the Knowledge of UBSH threatened against UBSH, or any of its Subsidiaries, directors or affiliates (or combination thereof) related to the transactions contemplated by this Agreement.

Section 5.18         Section 16 Matters.

ANCX shall deliver to UBSH in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of ANCX subject to the reporting requirements of Section 16(a) of the Exchange Act (the “ANCX Insiders”), and the Board of Directors of UBSH and of ANCX, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of ANCX) any dispositions of ANCX Common Stock or ANCX Stock Options (including the conversion of ANCX Stock Options into Converted Stock Options) by the ANCX Insiders, and (in the case of UBSH) any acquisitions of UBSH Common Stock or Converted Stock Options by any ANCX Insiders who (if any), immediately following the Merger, will be officers or directors of the Continuing Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

Section 5.19         Dividends.

After the date of this Agreement, each party hereto shall coordinate with the other regarding the declaration of any dividends in respect of ANCX Common Stock (to the extent permitted to be made under this Agreement) and UBSH Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of ANCX Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of UBSH Common Stock and any shares of ANCX Common Stock any such holder receives in exchange therefor in the Merger.

ARTICLE 6
CONDITIONS TO THE MERGER

Section 6.1           General Conditions.

The respective obligations of each party to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by each party pursuant to Section 8.2.

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(a)          Corporate Action. The UBSH Shareholder Approval and the ANCX Shareholder Approval shall have been obtained.

(b)          Regulatory Approvals. UBSH and ANCX shall have received all Regulatory Approvals and all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect.

(c)          Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d)          Nasdaq Listing. The shares of the Continuing Corporation Common Stock to be issued to the holders of ANCX Common Stock upon consummation of the Merger and that may be issued to the holders of Converted Stock Options if exercised after the Effective Time shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(e)          No Injunctions or Legal Restraints; Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order, decree or injunction (whether temporary, preliminary or permanent) or taken any other action that restricts, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, including the Merger.

Section 6.2           Conditions to Obligations of UBSH.

The obligations of UBSH to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by UBSH pursuant to Section 8.2.

(a)          Representations and Warranties. The representations and warranties of ANCX set forth in Section 3.2(e)(i), Section 3.2(e)(iii) (first sentence only), Section 3.2(e)(iv), Section 3.2(h) and Section 3.2(bb)(i), shall be true and correct (except for inaccuracies which are de minimis in amount) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of ANCX set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(e)(ii) and Section 3.2(e)(v) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of ANCX set forth in each other sub section in Section 3.2 shall, in the aggregate, be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications. UBSH shall have received a certificate, dated as of the Closing Date, signed on behalf of ANCX by the Chief Executive Officer and Chief Financial Officer of ANCX to the foregoing effect.

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(b)          Performance of Obligations. ANCX shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Effective Time, and UBSH shall have received a certificate, dated as of the Closing Date, signed on behalf of ANCX by the Chief Executive Officer and Chief Financial Officer of ANCX to such effect.

(c)          Burdensome Condition. No Regulatory Approval contains, shall have resulted in or would reassembly be expect to result in, the imposition of a Burdensome Condition.

(d)          Federal Tax Opinion. UBSH shall have received a written opinion from its counsel, Covington & Burling LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of UBSH and ANCX reasonably satisfactory in form and substance to such counsel.

Section 6.3           Conditions to Obligations of ANCX.

The obligations of ANCX to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by ANCX pursuant to Section 8.2.

(a)          Representations and Warranties. The representations and warranties of UBSH set forth in Section 3.2(d)(i), Section 3.2(d)(iii), Section 3.2(d)(iv), Section 3.2(h) and Section 3.2(bb)(i) shall be true and correct (except for inaccuracies which are de minimis in amount) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of UBSH set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d)(ii) and Section 3.2(d)(v) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of UBSH set forth in each other subsection in Section 3.2 that is applicable to UBSH shall, in the aggregate, be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications. ANCX shall have received a certificate, dated as of the Closing Date, signed on behalf of UBSH by the Chief Executive Officer and Chief Financial Officer of UBSH to the foregoing effect.

(b)          Performance of Obligations. UBSH shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Effective Time, and ANCX shall have received a certificate, dated as of the Closing Date, signed on behalf of UBSH by the Chief Executive Officer and Chief Financial Officer of UBSH to such effect.

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(c)          Federal Tax Opinion. ANCX shall have received a written opinion from its counsel, Troutman Sanders LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of ANCX and UBSH reasonably satisfactory in form and substance to such counsel.

ARTICLE 7
TERMINATION

Section 7.1           Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time before the Effective Time, whether before or after the approval of the Merger by the shareholders of UBSH or ANCX, as provided below:

(a)          By the mutual consent in writing of UBSH and ANCX;

(b)          By either party, by written notice to the other party, if the Merger has not been consummated by October 4, 2019, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(c)          By either party, by written notice to the other party, in the event any (i) Regulatory Approval required to be obtained pursuant to Section 6.1(b) has been denied by the relevant Governmental Authority and such denial has become final, (ii) the relevant Governmental Authority shall have requested in writing that UBSH, ANCX or any of their respective Subsidiaries withdraw (other than for technical reasons), and not be permitted to resubmit within 90 days, any application with respect to a Regulatory Approval or (iii) any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)          By either party, by written notice to the other party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement), in the event of a breach or inaccuracy, as applicable, of any representation, warranty, covenant or agreement of the other party contained in this Agreement which breach or inaccuracy is not cured within 30 days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period and which breach or inaccuracy would, either individually or in the aggregate with all other breaches or inaccuracies, provide the terminating party the ability to refuse to consummate the Merger under Sections 6.2(a) and (b) in the case of UBSH and Sections 6.3(a) and (b) in the case of ANCX;

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(e)          By UBSH, by written notice to ANCX, (i) if ANCX has failed to make the ANCX Board Recommendation, (ii) upon a Change in ANCX Recommendation or upon ANCX’s approval, adoption, endorsement or recommendation of any Acquisition Proposal or (iii) if ANCX has failed to comply with its obligations under Section 5.4(b) and Section 5.5;

(f)          By either party, by written notice to the other party, if the ANCX Shareholder Approval shall not have been obtained at the ANCX Shareholders Meeting;

(g)          By ANCX, by written notice to UBSH, (i) if UBSH has failed to make the UBSH Board Recommendation, (ii) upon a Change in UBSH Recommendation or (iii) if UBSH has failed to comply with its obligations under the first sentence of Section 5.4(a);

(h)          By either party, by written notice to the other party, if the UBSH Shareholder Approval shall not have been obtained at the UBSH Shareholders Meeting;

(i)          By ANCX, by written notice to UBSH, if the Board of Directors of ANCX determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.5(f), provided that ANCX pays to UBSH the Termination Fee on the date of such termination pursuant to Section 7.4(b); or

(j)          By UBSH, by written notice to ANCX, if a Governmental Authority has granted a Regulatory Approval but such Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

Section 7.2           Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, this Agreement shall become void and have no effect and none of UBSH, ANCX, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c), Section 7.2, Section 7.4 and Article 8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its fraud or breach of any provision of this Agreement.

Section 7.3           Non-Survival of Representations, Warranties and Covenants.

None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreements, which shall survive in accordance with their respective terms) shall survive the Effective Time, except for Section 5.2, Section 5.7, Section 5.8, Section 5.10, Section 5.11, Section 7.4, Article 1, Article 2, Article 8 and this Section 7.3, which shall survive in accordance with their respective terms.

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Section 7.4           Termination Fee.

(a)          In the event that (i) after the date of this Agreement, an Acquisition Proposal with respect to ANCX shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of ANCX, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to ANCX, (ii) thereafter this Agreement is terminated (A) by ANCX or UBSH pursuant to Section 7.1(b) (and the ANCX Shareholder Approval has not been obtained), (B) by UBSH pursuant to Section 7.1(d) or (C) by UBSH or ANCX pursuant to Section 7.1(f) and (iii) prior to the date that is 12 months after the date of such termination ANCX enters into an Acquisition Agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then ANCX shall, on the earlier of the date it enters into such Acquisition Agreement or the date of consummation of such transaction, pay UBSH a fee equal to $25,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by UBSH.

(b)          In the event this Agreement is terminated by UBSH pursuant to Section 7.1(e) or by ANCX pursuant to Section 7.1(i), then ANCX shall, on the date of termination, pay UBSH the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by UBSH.

(c)          In the event this Agreement is terminated by ANCX pursuant to Section 7.1(g), then UBSH shall, on the date of termination, pay ANCX the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by ANCX.

(d)          The payment of the Termination Fee by ANCX or UBSH pursuant to this Section 7.4, as applicable, constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of ANCX or UBSH, as the case may be, in the event of termination of this Agreement specified in such section. Each of UBSH and ANCX acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, UBSH and ANCX, respectively, would not enter into this Agreement. Accordingly, if UBSH or ANCX, as applicable, fails promptly to pay the amount due pursuant to this Section 7.4, and, in order to obtain such payment, UBSH or ANCX, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.4, UBSH or ANCX, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

Section 7.5           Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that the costs and expenses of printing the Registration Statement and the Joint Proxy Statement and the filing fees payable to the SEC in connection with the Registration Statement and the Joint Proxy Statement shall be borne equally by UBSH and ANCX.

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ARTICLE 8
GENERAL PROVISIONS

Section 8.1           Entire Agreement.

This Agreement, including the Disclosure Letters, Exhibits and the other documents and instruments referred to herein, together with the Confidentiality Agreements, the Bank Merger Agreement and the Affiliate Agreements contains the entire agreement between UBSH and ANCX with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

Section 8.2           Waiver and Amendment.

Any term or provision of this Agreement may be waived and the time for the performance of any of the obligations or other acts of the other party may be extended in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof; provided, that after the UBSH Shareholder Approval or ANCX Shareholder Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a party to any such waiver or extension or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition. This Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the UBSH Shareholders Meeting or the ANCX Shareholders Meeting; provided, that after obtaining the UBSH Shareholder Approval or ANCX Shareholder Approval, there shall be made no amendment that requires further approval by such shareholders.

Section 8.3           Governing Law; Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Virginia without regard to the conflict of Law or choice of Law principles thereof that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state or federal court located in the Commonwealth of Virginia, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.4.

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Section 8.4           Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered, facsimile transmitted (with confirmation) or delivered by email (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to UBSH:

John C. Asbury

President and Chief Executive Officer

Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Fax: (804) 343-9790

Email: John.Asbury@bankatunion.com

with a copy to:

Covington & Burling LLP

850 10th St NW

Washington, DC 20001

Fax: (202) 778-5986

Attention: Frank M. Conner III

Email: rconner@cov.com;

Attention: Michael P. Reed

Email: mreed@cov.com

If to ANCX:

Michael W. Clarke

President and Chief Executive Officer

Access National Corporation

1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

Fax: (703) 766-3385

Email: mclarke@accessnationalbank.com

with a copy to:

Jacob A. Lutz, III

Seth A. Winter

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Fax: (804) 698-6014

Email: jake.lutz@troutman.com

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Section 8.5           Counterparts; Facsimile Signature.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party forever waives any such defense.

Section 8.6           Assignment; Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as specifically provided in Section 5.10, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto or their respective successors, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto.  Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

Section 8.7           Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

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Section 8.8           Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.8.

Section 8.9           Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

Section 8.10         Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

Section 8.11         Interpretations.

(a)          Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party hereto shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties.

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(b)          Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger and the Bank Merger. Any contract or Law defined or referred to herein or in any contract that is referred to herein means such contract or Law as from time to time amended, modified or supplemented, including (in the case of contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one party or its representatives to the other party or its representatives at least two business days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a party at least two business days prior to the date hereof, or (c) filed by a party with the SEC and publicly available on EDGAR at least two business days prior to the date hereof.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

UNION BANKSHARES CORPORATION

By:	/s/ John C. Asbury
John C. Asbury
President and Chief Executive Officer

ACCESS NATIONAL CORPORATION

By:	/s/ Michael W. Clarke
Michael W. Clarke
President and Chief Executive Officer

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Exhibit A

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of October 4, 2018, is by and among UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), ACCESS NATIONAL CORPORATION, a Virginia corporation (“ANCX”), and the undersigned shareholder of UBSH (the “Shareholder”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of UBSH and ANCX have approved a business combination of their companies through the merger (the “Merger”) of ANCX with and into UBSH pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of October 4, 2018, between UBSH and ANCX, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);

WHEREAS, the Shareholder is the beneficial or registered owner of the number of shares of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) set forth opposite the Shareholder’s name on Schedule A hereto (such shares, together with any shares of UBSH Common Stock or other capital stock of UBSH and any securities convertible into or exchangeable for shares of UBSH Common Stock or other capital stock of UBSH, in each case that is subsequently acquired by the Shareholder during the term of this Agreement, are referred to herein as the “Shares;” provided, that the term “Shares” shall not include (i) any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities and (ii) Shares solely held by the Shareholder’s spouse or parent that are deemed beneficially owned by the Shareholder); and

WHEREAS, as a material inducement to UBSH and ANCX entering into the Merger Agreement, the Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Agreement to Vote.

During the term of this Agreement and at the UBSH Shareholders Meeting or at any other meeting of the shareholders of UBSH, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of UBSH (collectively, the “UBSH Meeting”), the Shareholder irrevocably and unconditionally agrees that it shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Shareholder and that the Shares are entitled to vote thereon or consent thereto:

(a) appear at each UBSH Meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

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(b) to vote (or cause to be voted) or deliver (or cause to be delivered) a written consent covering, all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the UBSH Share Issuance, and any actions required in furtherance thereof, at the UBSH Meeting; and (ii) against (A) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of UBSH under the Merger Agreement or of the Shareholder under this Agreement and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, frustrate the purposes of, or inhibit the timely consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the fulfillment of UBSH’s or ANCX’s obligations or conditions under the Merger Agreement.

2.          Covenants of Shareholder.

The Shareholder represents, warrants, covenants and/or agrees as follows:

(a)          Ownership. The Shareholder is the beneficial or registered owner of the Shares as set forth opposite the Shareholder’s name on Schedule A hereto, subject to Section 13.1-662H of the Code of Virginia. Except for the Shares, the Shareholder is not the beneficial or registered owner of any other shares of UBSH Common Stock or rights to acquire shares of UBSH Common Stock. The Shareholder has and will have at all times through the Closing Date, voting power (including the right to control such vote as contemplated herein), power of disposition (including the right to control any disposition), power to issue instructions with respect to the matters set forth in Section 1 hereof (including the right to control the making or issuing any such instructions), and power to agree to all of the matters set forth in this Agreement (including the right to cause such agreements), in each case with respect to all of the Shares, subject to Section 13.1-662H of the Code of Virginia. The Shareholder has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held at the Depository Trust Company and/or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)          Restrictions on Transfer. During the term of this Agreement, the Shareholder will not (i) sell, pledge, hypothecate, tender, grant a security interest in, transfer or otherwise dispose of or grant or create a Lien in or upon, or gift or place in trust, any of the Shares and will not offer to make such a sale, transfer or other disposition or enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (A) restrict, (B) establish a right of first refusal to, or (C) otherwise relate to, the transfer of the Shares (including transfer by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest in the Shares (including, but not limited to, any right or power to vote to which the Shareholder may be entitled, whether such right or power is granted by proxy or otherwise) or the record of legal or beneficial ownership of the Shares (“Transfer”), (ii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to vote all of the Shares then beneficially owned by him or her, or otherwise comply with and perform his or her covenants and obligations under this Agreement, or (iii) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. The Shareholder understands and agrees that if the Shareholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Shares other than in compliance with this Agreement, UBSH shall not, and the Shareholder hereby unconditionally and irrevocably instructs UBSH to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares, or (iii) record such vote unless and until the Shareholder shall have complied with the terms of this Agreement.

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(c)          Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(d)          No Breach. None of the execution and delivery of this Agreement nor the performance by the Shareholder of his or her obligations hereunder will result in a violation of, or a Default under, result in the creation of any Liens on the assets of the Shareholder or conflict with, any Law, order, contract, loan and credit arrangements, Liens, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shares are subject.

(e)          No Liens. The Shareholder has good and marketable title to the Shares and the Shares and the certificates representing any of the Shares are now, and at all times during the term of this Agreement, will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all pledges, liens (statutory or other), mortgages, security interests, charges, options to purchase, leases, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement) (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.

(f)          Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any third party or Governmental Authority. No Consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(g)          Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

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(h)          Statements. The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of UBSH should not support the Merger.

(i)          No Inconsistent Agreements. Except for this Agreement, the Shareholder (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other agreement, arrangement or understanding with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney in contravention of the obligations of the Shareholder under this Agreement with respect to the Shares, (c) will not commit any act that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by the shareholder or otherwise reasonably be expected to prevent or disable the Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affect the performance by, the Shareholder from performing any of his or her obligations under this Agreement.

(j)          Further Assurances. From time to time, at the request of UBSH or ANCX and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

(k)          Disclosure. The Shareholder hereby authorizes UBSH and ANCX to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.

(l)          Reliance by ANCX. The Shareholder understands and acknowledges that ANCX is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein.

3.          No Prior Proxies.

The Shareholder represents, warrants and covenants that any prior proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.          Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to which legal or beneficial ownership of the Shares shall pass, whether by operation of Law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of UBSH affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of UBSH issued to or acquired by the Shareholder. The Shareholder hereby agrees to notify UBSH and ANCX as promptly as practicable (and in any event within two business days after receipt) in writing of the number of any additional shares of UBSH Common Stock or other securities of UBSH of which the Shareholder acquires legal or beneficial ownership on or after the date hereof.

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5.          Capacity; Obligation to Vote.

(a)          With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by the Shareholder of his or her responsibilities as a director or officer of UBSH to the extent permitted by the Merger Agreement or required by Law.

6.          Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement; provided, that the provisions of Sections 6, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 shall survive any termination of this Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Shareholder, ANCX or UBSH, or their respective officers or directors, except that nothing in this Section 6 and no termination of this Agreement shall relieve any party hereto from any liability for fraud or breach of this Agreement.

7.          Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, the Shareholder shall hereby authorize and instruct UBSH to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof and agrees and that this Agreement places limits on the voting of the Shares subject to the provisions of this Agreement.

8.          Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that . the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post of any security or bond as a prerequisite to obtaining equitable relief.

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9.          Amendments; Waivers.

This Agreement may not be modified, amended, altered, waived or supplemented except by execution and delivery of a written agreement by the parties hereto. If Section 1 of this Agreement is in conflict with any applicable banking Law, the number of the Shares subject to Section 1 shall automatically be reduced to the minimum extent necessary to avoid such conflict. Such reduction shall be made pro rata among the Shareholder and any other shareholders of UBSH who have executed a voting agreement on the date hereof with substantially similar provisions based on the relative share of the Shares beneficially owned by such shareholders.

10.         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall in all respects be governed by and construed in accordance with the Laws of the Commonwealth of Virginia without regard to the conflict of Law or choice of Law principles thereof that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state or federal court located in the Commonwealth of Virginia, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.

11.         Notices.

All notices, requests or other communications under this Agreement must be in writing and shall be deemed given (i) when personally delivered, facsimiled transferred (with confirmation) or delivered by email (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) as follows: (A) with respect to ANCX or UBSH, the applicable address set forth in Section 8.4 of the Merger Agreement, and (B) with respect to the Shareholder, at the address for the Shareholder on Schedule A.

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12.         Benefit of Agreement; Assignment.

(a)          Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b)          The parties hereto agree and designate Access National Bank and Union Bank as third-party beneficiaries of this Agreement, with Access National Bank and Union Bank each having the right to enforce the terms hereof. Except as specifically provided in this Section 12, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto or their respective successors, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

13.         Counterparts; Facsimile Signature.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party forever waives any such defense.

14.         Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

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15.         No Ownership Interest.

Nothing contained in this Agreement shall be deemed to vest in UBSH or ANCX any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and UBSH or ANCX shall not have any authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise provided herein.

16.         Entire Agreement.

This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings, with respect thereto, written and oral.

17.         Interpretation.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signatures on following page]

A-8

IN WITNESS WHEREOF, Union Bankshares Corporation, Access National Corporation and the Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

UNION BANKSHARES CORPORATION

By:
Name:
Title:

ACCESS NATIONAL CORPORATION

By:
Name:
Title:

SHAREHOLDER

A-9

SCHEDULE A

Number of Shares and Notice Information

Name	Shares

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

SCHEDULE B

Liens

[None]

Exhibit B

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of October 4, 2018, is by and among UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), ACCESS NATIONAL CORPORATION, a Virginia corporation (“ANCX”), and the undersigned shareholder of ANCX (the “Shareholder”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of UBSH and ANCX have approved a business combination of their companies through the merger (the “Merger”) of ANCX with and into UBSH pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of October 4, 2018, between UBSH and ANCX, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);

WHEREAS, the Shareholder is the beneficial or registered owner of the number of shares of common stock, par value $0.835 per share, of ANCX (“ANCX Common Stock”) set forth opposite the Shareholder’s name on Schedule A hereto (such shares, together with any shares of ANCX Common Stock or other capital stock of ANCX and any securities convertible into or exchangeable for shares of ANCX Common Stock or other capital stock of ANCX, in each case that is subsequently acquired by the Shareholder during the term of this Agreement, are referred to herein as the “Shares;” provided, that the term “Shares” shall not include (i) any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities and (ii) Shares solely held by the Shareholder’s spouse or parent that are deemed beneficially owned by the Shareholder); and

WHEREAS, as a material inducement to UBSH and ANCX entering into the Merger Agreement, the Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the Merger Consideration), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Agreement to Vote.

During the term of this Agreement and at the ANCX Shareholders Meeting or at any other meeting of the shareholders of ANCX, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of ANCX (collectively, the “ANCX Meeting”), the Shareholder irrevocably and unconditionally agrees that it shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Shareholder and that the Shares are entitled to vote thereon or consent thereto:

(a) appear at each ANCX Meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

B-1

(b) to vote (or cause to be voted) or deliver (or cause to be delivered) a written consent covering, all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and any actions required in furtherance thereof, at the ANCX Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of ANCX under the Merger Agreement or of the Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, frustrate the purposes of, or inhibit the timely consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the fulfillment of UBSH’s or ANCX’s obligations or conditions under the Merger Agreement.

2.          Covenants of Shareholder.

The Shareholder represents, warrants, covenants and/or agrees as follows:

(a)          Ownership. The Shareholder is the beneficial or registered owner of the Shares as set forth opposite the Shareholder’s name on Schedule A hereto, subject to Section 13.1-662H of the Code of Virginia. Except for the Shares, the Shareholder is not the beneficial or registered owner of any other shares of ANCX Common Stock or rights to acquire shares of ANCX Common Stock. The Shareholder has and will have at all times through the Closing Date, voting power (including the right to control such vote as contemplated herein), power of disposition (including the right to control any disposition), power to issue instructions with respect to the matters set forth in Section 1 hereof (including the right to control the making or issuing any such instructions), and power to agree to all of the matters set forth in this Agreement (including the right to cause such agreements), in each case with respect to all of the Shares, subject to Section 13.1-662H of the Code of Virginia. The Shareholder has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held at the Depository Trust Company and/or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)          Restrictions on Transfer. During the term of this Agreement, the Shareholder will not (i) sell, pledge, hypothecate, tender, grant a security interest in, transfer or otherwise dispose of or grant or create a Lien in or upon, or gift or place in trust, any of the Shares and will not offer to make such a sale, transfer or other disposition or enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (A) restrict, (B) establish a right of first refusal to, or (C) otherwise relate to, the transfer of the Shares (including transfer by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest in the Shares (including, but not limited to, any right or power to vote to which the Shareholder may be entitled, whether such right or power is granted by proxy or otherwise) or the record of legal or beneficial ownership of the Shares (“Transfer”), (ii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to vote all of the Shares then beneficially owned by him or her, or otherwise comply with and perform his or her covenants and obligations under this Agreement, or (iii) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. The Shareholder understands and agrees that if the Shareholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Shares other than in compliance with this Agreement, ANCX shall not, and the Shareholder hereby unconditionally and irrevocably instructs ANCX to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares, or (iii) record such vote unless and until the Shareholder shall have complied with the terms of this Agreement.

B-2

(c)          Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(d)          No Breach. None of the execution and delivery of this Agreement nor the performance by the Shareholder of his or her obligations hereunder will result in a violation of, or a Default under, result in the creation of any Liens on the assets of the Shareholder or conflict with, any Law, order, contract, loan and credit arrangements, Liens, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shares are subject.

(e)          No Liens. The Shareholder has good and marketable title to the Shares and the Shares and the certificates representing any of the Shares are now, and at all times during the term of this Agreement, will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all pledges, liens (statutory or other), mortgages, security interests, charges, options to purchase, leases, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement) (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.

(f)          Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any third party or Governmental Authority. No Consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(g)          Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

B-3

(h)          No Solicitation. During the term of this Agreement, the Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, (iv) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (v) initiate a shareholders’ vote or action by consent of ANCX’s shareholders with respect to an Acquisition Proposal, (vi) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of ANCX that takes any action in support of an Acquisition Proposal, or (vii) approve, endorse, recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, any Acquisition Agreement contemplating or otherwise relating to any Acquisition Proposal.

(i)          Statements. The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of ANCX should not support the Merger.

(j)          No Inconsistent Agreements. Except for this Agreement, the Shareholder (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other agreement, arrangement or understanding with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney in contravention of the obligations of the Shareholder under this Agreement with respect to the Shares, (c) will not commit any act that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by the shareholder or otherwise reasonably be expected to prevent or disable the Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affect the performance by, the Shareholder from performing any of his or her obligations under this Agreement.

(k)          Further Assurances. From time to time, at the request of UBSH or ANCX and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

B-4

(l)          Disclosure. The Shareholder hereby authorizes UBSH and ANCX to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.

(m)          Reliance by UBSH. The Shareholder understands and acknowledges that UBSH is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein.

3.          No Prior Proxies.

The Shareholder represents, warrants and covenants that any prior proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.          Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to which legal or beneficial ownership of the Shares shall pass, whether by operation of Law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of ANCX affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of ANCX issued to or acquired by the Shareholder. The Shareholder hereby agrees to notify ANCX and UBSH as promptly as practicable (and in any event within two business days after receipt) in writing of the number of any additional shares of ANCX Common Stock or other securities of ANCX of which the Shareholder acquires legal or beneficial ownership on or after the date hereof.

5.          Capacity; Obligation to Vote.

(a)          With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by the Shareholder of his or her responsibilities as a director or officer of ANCX to the extent permitted by the Merger Agreement or required by Law.

6.          Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement; provided, that the provisions of Sections 6, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 shall survive any termination of this Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Shareholder, ANCX or UBSH, or their respective officers or directors, except that nothing in this Section 6 and no termination of this Agreement shall relieve any party hereto from any liability for fraud or breach of this Agreement.

B-5

7.          Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, the Shareholder shall hereby authorize and instruct ANCX to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof and agrees and that this Agreement places limits on the voting of the Shares subject to the provisions of this Agreement.

8.          Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that . the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post of any security or bond as a prerequisite to obtaining equitable relief.

9.          Amendments; Waivers.

This Agreement may not be modified, amended, altered, waived or supplemented except by execution and delivery of a written agreement by the parties hereto. If Section 1 of this Agreement is in conflict with any applicable banking Law, the number of the Shares subject to Section 1 shall automatically be reduced to the minimum extent necessary to avoid such conflict. Such reduction shall be made pro rata among the Shareholder and any other shareholders of ANCX who have executed a voting agreement on the date hereof with substantially similar provisions based on the relative share of the Shares beneficially owned by such shareholders.

10.         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall in all respects be governed by and construed in accordance with the Laws of the Commonwealth of Virginia without regard to the conflict of Law or choice of Law principles thereof that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state or federal court located in the Commonwealth of Virginia, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.

B-6

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.

11.         Notices.

All notices, requests or other communications under this Agreement must be in writing and shall be deemed given (i) when personally delivered, facsimiled transferred (with confirmation) or delivered by email (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) as follows: (A) with respect to ANCX or UBSH, the applicable address set forth in Section 8.4 of the Merger Agreement, and (B) with respect to the Shareholder, at the address for the Shareholder on Schedule A.

12.         Benefit of Agreement; Assignment.

(a)          Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b)          The parties hereto agree and designate Access National Bank and Union Bank as third-party beneficiaries of this Agreement, with Access National Bank and Union Bank each having the right to enforce the terms hereof. Except as specifically provided in this Section 12, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto or their respective successors, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

B-7

13.         Counterparts; Facsimile Signature.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party forever waives any such defense.

14.         Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

15.         No Ownership Interest.

Nothing contained in this Agreement shall be deemed to vest in UBSH or ANCX any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and UBSH or ANCX shall not have any authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise provided herein.

16.         Entire Agreement.

This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings, with respect thereto, written and oral.

17.         Interpretation.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signatures on following page]

B-8

IN WITNESS WHEREOF, Union Bankshares Corporation, Access National Corporation and the Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

UNION BANKSHARES CORPORATION

By:
Name:
Title:

ACCESS NATIONAL CORPORATION

By:
Name:
Title:

SHAREHOLDER

B-9

SCHEDULE A

Number of Shares and Notice Information

Name	Shares

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

SCHEDULE B

Liens

[None]

Exhibit C

PLAN OF MERGER

merging

ACCESS NATIONAL CORPORATION,

a Virginia corporation

with and into

UNION BANKSHARES CORPORATION,

a Virginia corporation

ARTICLE 1

Terms of the Merger

1.1          The Merger.

Access National Corporation, a Virginia corporation (“ANCX”), shall, at the time of issuance of the Certificate of Merger by the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (or at such later time as may be specified in the Articles of Merger filed with the SCC) (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Union Bankshares Corporation, a Virginia corporation (“UBSH”). UBSH shall be the surviving corporation (the “Continuing Corporation”) in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia, and the separate corporate existence of ANCX shall terminate.

1.2          Effects of the Merger.

At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of ANCX and UBSH shall be vested in the Continuing Corporation, and all debts, liabilities and duties of ANCX and UBSH shall be the debts, liabilities and duties of the Continuing Corporation.

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.1          Manner and Basis of Converting Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of UBSH or ANCX or the holder of any of the following securities:

(a)           Each share of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.

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(b)           All shares of common stock, par value $0.835 per share, of ANCX (“ANCX Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by UBSH or ANCX (other than shares of ANCX Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “ANCX Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Each share of ANCX Common Stock, except for ANCX Cancelled Shares, issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.75 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (with respect to a given share of ANCX Common Stock, the “Merger Consideration”); it being understood that upon the Effective Time, pursuant to Section 2.1(a), UBSH Common Stock, including the shares issued to former holders of ANCX Common Stock, shall be the Continuing Corporation Common Stock, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal following the initial delivery of the Letter of Transmittal.

(d)          If, between the date hereof and the Effective Time, the outstanding shares of UBSH Common Stock or ANCX Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and any other amounts payable pursuant to this Plan of Merger.

2.2          Exchange Procedures.

(a)           Appointment of Exchange Agent. Prior to the Effective Time, UBSH shall appoint an exchange and paying agent reasonably acceptable to ANCX (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b)           At or prior to the Effective Time, UBSH shall, for exchange in accordance with this Article 2, deposit, or cause to be deposited, with the Exchange Agent (i) an amount of cash sufficient to pay the cash payable in lieu of fractional shares of Continuing Corporation Common Stock to the extent determinable, and (ii) evidence of shares in book-entry form, representing the shares of the Continuing Corporation Common Stock to be issued and paid pursuant to this Article 2 (collectively with the cash deposited pursuant to Section 2.2(b)(i), the “Exchange Fund”).

C-2

(c)           Letter of Transmittal. UBSH shall prepare appropriate and customary transmittal materials (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) on which UBSH and ANCX shall mutually agree (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of ANCX Common Stock (the “Certificates”), and (ii) uncertificated shares of ANCX Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than ANCX Cancelled Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 2.3(d), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. UBSH shall make available and mail the Letter of Transmittal not more than five (5) business days after the Effective Time to all persons who were record holders of shares of ANCX Common Stock immediately prior to the Effective Time.

2.3          Exchange of Shares.

(a)           Each holder of an outstanding share of ANCX Common Stock who has properly surrendered their Certificates or Book-Entry Shares to the Exchange Agent (or has complied with Section 2.3(d), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and UBSH may require, shall be entitled to receive the Merger Consideration with respect to such share of ANCX Common Stock in non-certificated book-entry form and any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.6 in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Article 2, in accordance with Section 2.3(b).

(b)          Whenever a holder of an outstanding share of ANCX Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 2.3(a), in addition to the rights of such holder set forth in Section 2.4, any such holder shall be entitled to receive:

(i)          evidence of issuance in non-certificated book-entry form the number of whole shares of Continuing Corporation Common Stock into which the aggregate number of shares of ANCX Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Plan of Merger; and

(ii)         a check representing the amount of cash for fractional shares, if any, into which the aggregate number of shares of ANCX Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to Section 2.6 of this Plan of Merger.

For the avoidance of doubt, the Exchange Agent shall not be obligated to deliver the Merger Consideration or any cash in lieu of fractional shares to which any holder of ANCX Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares, or otherwise complies with Section 2.3(d), for exchange as provided in Section 2.3(a). Whenever a holder of an outstanding share of ANCX Common Stock shall become entitled to receive any Merger Consideration and any cash in lieu of fractional shares, the Continuing Corporation shall use its reasonable best efforts to cause the Exchange Agent to deliver such Merger Consideration to such holder within two (2) business days thereafter.

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(c)          Abandoned Property. Any other provision of this Plan of Merger notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of ANCX Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(d)          Lost Certificates. A holder of ANCX Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s respective standard policies (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

(e)          Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Continuing Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration, and the Continuing Corporation shall promptly provide additional funds to the Exchange Agent for the benefit of holders of ANCX Common Stock in the amount of any such losses to the extent necessary for payment of the cash portion of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to the Continuing Corporation or as directed by the Continuing Corporation. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of ANCX Common Stock for twelve (12) months after the Effective Time shall, to the extent permitted by law, be paid to the Continuing Corporation. Any former holder of ANCX Common Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on Continuing Corporation Common Stock deliverable in respect of each former share of ANCX Common Stock such shareholder holds as determined pursuant to this Plan of Merger, in each case, without any interest thereon.

(f)          Rounding. All dollar amounts payable to any registered holder of ANCX Common Stock pursuant to this Article 2 shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of ANCX Common Stock registered in such shareholder’s name.

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2.4          Rights of Former Holders of ANCX Common Stock.

At the Effective Time, the stock transfer books of ANCX shall be closed as to holders of ANCX Common Stock, and no transfer of ANCX Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3(a), each Book-Entry Share or Certificate shall from and after the Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of ANCX Common Stock shall be entitled to vote after the Effective Time at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of ANCX Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3(a). Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of ANCX Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3(a). However, upon surrender of such Book-Entry Share or Certificate representing ANCX Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

2.5          ANCX Stock Options.

At the Effective Time, each option to purchase shares of ANCX Common Stock (an “ANCX Stock Option”) granted under an ANCX Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) fully vest to the extent not previously vested, (ii) cease to represent a right to purchase shares of ANCX Common Stock, and (iii) convert automatically into an option to purchase a number of shares of UBSH Common Stock (each, a “Converted Stock Option”) equal to the product obtained by multiplying (x) the total number of shares of ANCX Common Stock subject to such ANCX Stock Option immediately prior to the Effective Time, by (y) the Exchange Ratio, with any fractional shares rounded down the next lower whole number of shares. Each Converted Stock Option will have an exercise price per share of UBSH Common Stock equal to (A) the per share exercise price for the shares of ANCX Common Stock subject to such ANCX Stock Option, divided by (B) the Exchange Ratio, rounded up to the nearest whole cent. In the case of any ANCX Stock Option that is intended to qualify as an incentive stock option under Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”), the adjustments described above will be made in accordance with Treas. Reg. 1.424-1(a), and for each other ANCX Stock Option in accordance with Treas. Reg. 1.409A-1(b)(5)(v)(D). Except as specifically provided above, following the Effective Time, each Converted Stock Option shall otherwise be subject to the same terms and conditions applicable to the converted ANCX Stock Option under the applicable ANCX Stock Plan and the agreements evidencing the relevant grants thereunder, other than with respect to vesting.

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2.6          No Fractional Shares.

Each holder of shares of ANCX Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the product of (i) the average of the closing sale prices of UBSH Common Stock on the Nasdaq Global Select Market for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and (ii) the Exchange Ratio.

2.7          Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any person pursuant to this Plan of Merger such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax (as defined in the Agreement) law. The Continuing Corporation will be entitled to deduct and withhold from any amounts payable by it pursuant to Article 2 of this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Exchange Agent or by the Continuing Corporation, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent or the Continuing Corporation, respectively.

2.8          Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of ANCX Common Stock in connection with the Merger or any other transactions contemplated by the Merger Agreement.

ARTICLE 3

Articles of Incorporation and Bylaws of the Continuing Corporation

As of the Effective Time, the Articles of Incorporation and Bylaws of UBSH, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

ARTICLE 4

Amendment

This Plan of Merger may be amended by the Board of Directors of UBSH and ANCX at any time prior to the Effective Time, whether before or after receipt of the ANCX Shareholder Approval (as defined in the Agreement and Plan of Reorganization dated October 4, 2018 by and between UBSH and ANCX (the “Agreement”)) and the UBSH Shareholder Approval (as defined in the Agreement), provided, that after either such approval has been obtained, there shall be made no amendment that by applicable law would require further approval by the holders of UBSH Common Stock or ANCX Common Stock, including to effect any of the changes listed in Section 13.1-716E of the VSCA.

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ARTICLE 5

Abandonment

At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Boards of Directors of UBSH and ANCX. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

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Exhibit D

AGREEMENT AND PLAN OF MERGER OF
ACCESS NATIONAL Bank
WITH AND INTO
union bank & trust

This Agreement and Plan of Merger (this “Bank Merger Agreement”), dated as of [•], is by and between Union Bank & Trust, Richmond, Virginia (“Union Bank”) and Access National Bank, Reston, Virginia (“Access National Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Reorganization (the “Parent Merger Agreement”), dated as of October 4, 2018, between Union Bankshares Corporation (“UBSH”) and Access National Corporation (“ANCX”).

WHEREAS, Access National Bank is a national banking association and a wholly-owned subsidiary of ANCX with its principal office at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191, with an authorized capitalization of 10,000,000 shares of common stock, par value $5.00 per share (“Access National Bank Capital Stock”), of which [•] shares are issued and outstanding; and

WHEREAS, Union Bank is a Virginia chartered banking corporation and a wholly-owned subsidiary of UBSH with its principal office at 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, with an authorized capitalization of 5,000 shares of common stock, par value $1.00 per share (“Union Bank Capital Stock”), of which [•] shares are issued and outstanding; and

WHEREAS, UBSH and ANCX have entered into the Parent Merger Agreement, pursuant to which ANCX will merge with and into UBSH, with UBSH surviving (the “Parent Merger”);

WHEREAS, ANCX, as the sole shareholder of Access National Bank, has waived the newspaper publication requirement required under the National Bank Act, 12 U.S.C. § 214a(a); and

WHEREAS, Union Bank and Access National Bank desire to merge on the terms and conditions herein provided following the Effective Time of the Parent Merger, and each of the Boards of Directors of Union Bank and Access National Bank has determined that the Bank Merger (as defined herein) is in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement and adopt the Plan of Merger in substantially the form attached hereto as Exhibit A (the “Plan of Merger”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.             The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Bank Effective Time (as defined herein), Access National Bank shall merge with and into Union Bank pursuant to the Plan of Merger (the “Bank Merger”) under the laws of the Commonwealth of Virginia and with the effect set forth in Section 6.2-822C of the Virginia Banking Act and Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Union Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”) pursuant to Section 6.2-822 of the Virginia Banking Act and in accordance with 12 U.S.C. § 214a and 12 C.F.R. 5.33(g)(6). The parties shall file Articles of Merger meeting the requirements of Section 13.1-720 of the VSCA (the “Articles of Merger”) with the Virginia State Corporation Commission (the “SCC”).

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2.             Effects of the Bank Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth in Section 6.2-822C of the Virginia Banking Act and Section 13.1-721 of the VSCA and the provisions of other applicable law:

(i)          The separate existence of Access National Bank shall cease, and the Surviving Bank shall continue its existence under the laws of the Commonwealth of Virginia as a Virginia-chartered banking corporation. At the Bank Effective Time, the Surviving Bank shall be considered the same business and corporate entity as Access National Bank and Union Bank with all the rights, powers and duties of each of Access National Bank and Union Bank; provided, however, that the Surviving Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Virginia Code or applicable regulations;

(ii)         All assets, interests, rights and appointments of Access National Bank and Union Bank as they exist immediately prior to the Bank Effective Time (as defined herein) shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and

(iii)        The Surviving Bank shall be responsible for all the liabilities and obligations of every kind and description of Access National Bank and Union Bank.

3.            Closing; Effective Time. The closing of the Bank Merger will take place immediately following the Parent Merger or at such other time and date following the Effective Time of the Parent Merger as UBSH may determine in its sole discretion (but subject in all respects to Section 1.5 of the Parent Merger Agreement), but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Bank Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by Access National Bank and Union Bank. Subject to applicable law, the Bank Merger shall become effective (such date and time, the “Bank Effective Time”) upon the issuance of a certificate of merger by the Virginia State Corporation Commission (the “SCC”), or at such later time as may be specified by mutual agreement of the parties in the certificate of merger issued by the SCC.

4.            Articles of Incorporation; Bylaws. The articles of incorporation and bylaws of Union Bank in effect immediately prior to the Bank Effective Time shall be the articles of incorporation and bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law.

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5.            Corporate Title; Offices. The name of the Surviving Bank shall be “Union Bank & Trust.” The business of the Surviving Bank shall be that of a Virginia chartered banking corporation. The headquarters and principal executive offices of the Surviving Bank shall be in Richmond, Virginia. The business of the Surviving Bank shall be conducted at such headquarters and principal executive offices, at all duly authorized and operating branches of Union Bank and Access National Bank as of the Bank Effective Time, and at all other offices and facilities of Union Bank and Access National Bank established as of the Bank Effective Time.

6.            Directors and Executive Officers. The directors of the Surviving Bank shall be as set forth in the Parent Merger Agreement, and as applicable shall serve the terms set forth in the Parent Merger Agreement. The officers of Union Bank immediately prior to the Bank Effective Time shall constitute the officers of the Surviving Bank immediately following the Bank Effective Time. All officers of the Surviving Bank shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors of the of the Surviving Bank or an appropriately authorized committee thereof.

7.            Effect on Shares of Capital Stock.

(i)          Each share of Union Bank common stock issued and outstanding immediately prior to the Bank Effective Time shall be unaffected by the Bank Merger and shall remain issued and outstanding. No additional shares of Union Bank common stock will be issued pursuant to the Parent Merger Agreement. The authorized capital stock of the Surviving Bank shall consist of 5,000 shares of Union Bank Capital Stock immediately following the Bank Effective Time.

(ii)         At the Bank Effective Time, by virtue of the Bank Merger and without any action on the part of any holder of any capital stock of Access National Bank, each share of Access National Bank Capital Stock issued and outstanding prior to the Bank Merger shall be automatically cancelled and no cash, new shares of capital stock, or other property shall be delivered in exchange therefor. At and after the Bank Effective Time, certificates evidencing shares of Access National Bank Capital Stock shall not evidence any interest in Access National Bank or the Surviving Bank. The stock transfer book of Access National Bank shall be closed as of the Bank Effective Time and, thereafter, no transfer of any shares of Access National Bank Capital Stock shall be recorded therein.

8.            Dissenting Shareholders. Any shareholder of Access National Bank who objects to the Bank Merger and follows the procedure for dissent set forth in the National Bank Act, 12 U.S.C. § 214a(b) shall be entitled to the rights and benefits afforded to dissenting shareholders by such statute.

9.            Conditions Precedent. The Bank Merger and the obligations of the parties under this Bank Merger Agreement, including to consummate the Bank Merger, shall be subject to the fulfillment or written waiver of each of the following conditions prior to the Bank Effective Time:

(i)          This Bank Merger Agreement has been approved by UBSH, as the sole shareholder of Union Bank, and by ANCX, as the sole shareholder of Access National Bank, each at meetings of shareholders duly called and held or by written consent or consents in lieu thereof;

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(ii)         Approvals of the Bank Merger shall have been obtained from the SCC, including the Virginia Bureau of Financial Institutions, and the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority) and shall be in full force and effect and all related waiting periods shall have expired, applicable filing requirements of the Office of the Comptroller of the Currency (the “OCC”) shall have been complied with, and all consents, approvals, waivers, non-objections, permissions and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

(iii)        The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement at or before the Bank Effective Time; and

(iv)        No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

10.           Covenants. From the date of this Bank Merger Agreement to the Bank Effective Time, Union Bank and Access National Bank agree to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement. Without limiting the generality of the foregoing, Union Bank and Access National Bank shall proceed expeditiously and in accordance with Section 5.6 of the Parent Merger Agreement and cooperate fully in the preparation and submission of such applications or other filings for the Bank Merger with the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority), the Virginia Bureau of Financial Institutions, and the OCC, as may be required by applicable laws and regulations.

11.           Additional Actions. If, at any time after the Bank Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Access National Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Access National Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank and its proper officers and directors an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Access National Bank or otherwise to take any and all such action.

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12.           Authorization; Binding Effect. Each of the parties hereto represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and, assuming the due authorization, execution and delivery by all other parties to this Bank Merger Agreement, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

13.           Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Union Bank and Access National Bank at any time prior to the Bank Effective Time; provided, that after approval of this Bank Merger Agreement by the respective shareholders of Access National Bank and Union Bank, there may not be, without further approval of such shareholders, an amendment to this Bank Merger Agreement that requires further approval of such shareholders under applicable law.

14.           Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

15.           Assignment. This Bank Merger Agreement may not be assigned by either Union Bank or Access National Bank (whether by operation of law or otherwise) without the prior written consent of the other.

16.           Termination. This Bank Merger Agreement may be terminated by written mutual agreement of Union Bank and Access National Bank at any time prior to the Bank Effective Time, and in any event shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

17.           Governing Law. This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed wholly within such state.

18.           Counterparts. This Bank Merger Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Bank Merger Agreement and any signed agreement or instrument entered into in connection with this Bank Merger Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party forever waives any such defense.

19.           Severability. In the event that any provision of this Bank Merger Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Bank Merger Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Bank Merger Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signature Page Follows.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Bank Merger Agreement to be executed on its behalf by their duly authorized officers, as of the day and year first above written.

UNION BANK & TRUST

By:
Name:	John C. Asbury
Title:	Chief Executive Officer

ACCESS NATIONAL BANK

By:
Name:	Michael W. Clarke
Title:	Chief Executive Officer

[Signature Page to Bank Merger Agreement]

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EXHIBIT A

PLAN OF MERGER

merging

ACCESS NATIONAL BANK,

a national banking association

with and into

UNION BANK & TRUST,

a Virginia chartered banking corporation

1.            Merger. Access National Bank, a national banking association (“Access National Bank”), shall, at the time of issuance of the certificate of merger by the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (or at such later time as may be specified in the articles of merger filed with the SCC) (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Union Bank & Trust, a Virginia chartered banking corporation (“Union Bank”). Union Bank shall be the surviving corporation (the “Surviving Bank”) in the Merger and shall continue its existence under the laws of the Commonwealth of Virginia, and the separate existence of Access National Bank shall cease.

2.            Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”) and Section 6.2-822.C of the Virginia Banking Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Access National Bank and Union Bank shall be vested in the Surviving Bank, and all debts, liabilities and duties of Access National Bank and Union Bank shall be the debts, liabilities and duties of the Surviving Bank; provided, however, that the Surviving Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Code of Virginia or applicable regulations.

3.            Manner and Basis of Converting Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Union Bank or Access National Bank or the holder of any of the following securities:

(a)          Each share of Union Bank common stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger, shall remain issued and outstanding, and no additional shares of Union Bank common stock will be issued.

(b)          Each share of Access National Bank capital stock issued and outstanding prior to the Effective Time shall be automatically cancelled and no cash, new shares of capital stock, or other property shall be delivered in exchange therefor.

(c)          Certificates evidencing shares of Access National Bank capital stock shall not evidence any interest in Access National Bank or the Surviving Bank, the stock transfer book of Access National Bank shall be closed and no transfer of any shares of Access National Bank capital stock shall be recorded therein.

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4.            Articles of Incorporation and Bylaws. As of the Effective Time, the articles of incorporation and bylaws of Union Bank, as in effect immediately prior to the Effective Time, will be the articles of incorporation and bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law.

5.            Amendment. Subject to applicable law, this Plan of Merger may be amended, modified or supplemented only by written agreement of Union Bank and Access National Bank at any time prior to the Effective Time; provided, that after approval of this Plan of Merger and the Merger by the respective shareholders of Access National Bank and Union Bank, there may not be, without further approval of such shareholders, an amendment to this Plan of Merger that requires further approval of such shareholders under applicable law.

6.            Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement and Plan of Merger of Access National Bank with and into Union Bank & Trust, dated October [•], 2018, without further shareholder action in the manner determined by the Boards of Directors of Union Bank and Access National Bank. Written notice of such abandonment shall be filed with the SCC and other appropriate regulatory agencies prior to the Effective Time.

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